Filed Pursuant to Rule 424(b)(3)
Registration No. 333-292528

 PROSPECTUS

REDHILL BIOPHARMA LTD.

6,465,559 AMERICAN DEPOSITARY SHARES REPRESENTING 64,655,590,000
ORDINARY SHARES

This prospectus relates to the offer and sale, from time to time, of up to 6,465,559 American Depositary Shares (“ADSs”), by YA II PN, LTD. (“YA” or the “Selling Shareholder”), a Cayman Islands exempt limited partnership, including (i) up to 5,000,000 ADSs that we may, at our discretion, elect to issue and sell to YA from time to time after the date of this prospectus pursuant to the Purchase Agreement (as defined below), (ii) 386,593 ADSs (the “Initial Equity Shares”) issued to YA on the date of execution of the Purchase Agreement at a price of $1.0235 per Initial Equity Share, (iii) 590,446 ADSs issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) at the exercise price of $0.0001 per ADS, that were issued to YA on the date of execution of the Purchase Agreement at a price of $1.0234 per Pre-Funded Warrant (the issuance of the Initial Equity Shares and the Pre-Funded Warrants, the “Initial Equity Issuance”), and (iv) an aggregate of 488,520 ADSs issuable to YA as consideration for its irrevocable commitment to purchase the ADSs under the Purchase Agreement (the “Commitment Shares”), to be issued in four installments, of which 122,130 ADSs were issued on the date of execution of the Purchase Agreement (the “Initial Commitment Shares”), and an aggregate of 366,390 ADSs to be issued in three equal installments – on the 90th day, 180th day and 270th day anniversary of the execution of the Purchase Agreement (the “Subsequent Commitment Shares”). Each ADS represents 10,000 of our ordinary shares, no par value (“Ordinary Shares”).

The Ordinary Shares represented by ADSs being offered by YA are to be issued and sold pursuant to that certain Standby Equity Purchase Agreement, dated December 19, 2025 that we entered into with YA (the “Purchase Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the ADSs by YA. However, we may receive up to $25.0 million in aggregate gross proceeds from sales of the ADSs to YA that we may make under the Purchase Agreement, from time to time during the 36 months following the execution of the Purchase Agreement (the “Advance Shares”). On the date of execution of the Purchase Agreement, we also issued to YA, the Initial Equity Shares and the Pre-Funded Warrants for aggregate gross proceeds of $1 million, in addition to the $25.0 million aggregate commitment under the Purchase Agreement, at a price of $1.0235 per Initial Equity Share and $1.0234 per Pre-Funded Warrant.  The Pre-Funded Warrants may only be exercised to purchase whole ADSs at an exercise price of $0.0001 per ADS. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full except with respect to ownership limitations described below.

The additional 5,000,000 ADSs representing Advance Shares that may be offered pursuant to this prospectus and YA agreed to purchase from time to time pursuant to the Purchase Agreement would be purchased at a price per ADS price equal to, at our election, as specified in the relevant notice sent by us to YA setting forth the number of ADSs that we desire to issue and sell to YA (the “Advance Notice”): (i) 95% of the Market Price (as defined below) on the applicable trading day of delivery of such Advance Notice (the “Option 1 Pricing Period”), or (ii) 97% of the Market Price for the three consecutive trading days commencing on the day such Advance Notice is deemed delivered (the “Option 2 Pricing Period,” and each of the Option 1 Pricing Period and the Option 2 Pricing Period, a “Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the volume weighted average price (“VWAP”) of the ADSs during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the ADSs during the Option 2 Pricing Period, excluding certain days as set forth in the Purchase Agreement.

In addition, we may not issue or sell any ADSs to YA under the Purchase Agreement, and YA will not have the right to exercise any portion of its Pre-funded Warrants for ADSs, if such ADSs, when aggregated with all other ADSs and ordinary shares then beneficially owned by YA and its affiliates, would result in YA and its affiliates beneficially owning more than 9.99% of the then outstanding ADSs (the “Ownership Limitation”).

The purchase price in each Advance Notice will fluctuate based on the market price of the ADSs, and although we may specify a certain minimum acceptable price per ADS in each Advance using the Option 2 Pricing Period, the Purchase Agreement does not provide a set floor price. Accordingly, it is not possible, at this stage, to predict the number of ADSs that may ultimately be sold pursuant to the Purchase Agreement. Pursuant to the Purchase Agreement, in the event that we sell all of the ADSs registered herein, we will have to file one or more new registration statements to register resale of the additional ADSs, and such additional new registration statements shall be effective before we can obligate YA to purchase additional ADSs pursuant to the Purchase Agreement.

If the total number of ADSs traded on Nasdaq during the applicable Pricing Period is less than the Volume Threshold (as defined below), then the number of ADSs issued and sold pursuant to such Advance Notice will be reduced to the greater of (i) 30% of the trading volume of the ADSs on Nasdaq during the relevant Pricing Period or (ii) the number of ADSs sold by the Investor during such Pricing Period, but in each case not to exceed the amount requested in the Advance Notice. “Volume Threshold” is defined as a number of ADSs equal to the quotient of (i) the number of ADSs requested by us in the Advance Notice divided by (ii) 0.30.

Due to the reasons above, we may not have access to the right to sell the full $25 million of ADSs under the Purchase Agreement to YA.

YA may sell the ADSs included in this prospectus in a number of different ways and at varying prices. We provide more information about how YA may sell the shares in the section entitled “Plan of Distribution.” YA is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, the Securities Act. Any underwriters, broker-dealers or agents that participate in the sale of the ADSs or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act and any discounts, commissions, or concessions received by the Selling Shareholder are deemed to be underwriting discounts and commissions under the Securities Act.

YA will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the shares by YA pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the shares included in this prospectus by YA. See “Plan of Distribution.”

The ADSs are listed on The Nasdaq Capital Market under the symbol “RDHL.” On January 26, 2026, the last reported sales price of the ADSs was $1.31 per ADS.

We are a “foreign private issuer” as defined under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being a Foreign Private Issuer.”

Investing in the ADSs involves a high degree of risk. Please carefully consider the risks discussed in this prospectus under “Risk Factors” beginning on page 12 and the “Risk Factors” in “Item 3: Key Information - Risk Factors” of our most recent Annual Report on Form 20-F and under similar headings in other documents incorporated by reference in this prospectus and in any applicable prospectus supplement for a discussion of the factors you should consider carefully before deciding to purchase the ADSs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 27, 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

The Selling Shareholder named in this prospectus may resell, from time to time, in one or more offerings, the ADSs covered by this prospectus. Information about the selling shareholder may change over time.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of the prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not, and the Selling Shareholder has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

For investors outside the United States: We have not done anything that would permit the sale of our securities in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, all references to “RedHill,” “we,” “us,” “our,” the “Company” and similar designations refer to RedHill Biopharma Ltd. and its wholly owned subsidiary, RedHill Biopharma Inc. The term “including” means “including but not limited to,” whether or not explicitly so stated. The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “USD $,” “$” or “U.S.” refer to U.S. dollars, the lawful currency of the United States of America. Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than U.S. dollars are translated in this prospectus into U.S. dollars using exchange rates in effect at the date of the transactions.

Unless otherwise indicated or the context requires, the term “therapeutic candidates” refers to investigational drug products that are still in development and have not been approved by the United States Food and Drug Administration (“FDA”) or other relevant regulatory authority and the term “commercial products” means products approved by the FDA that we commercialize or promote from time to time.

Effective August 20, 2024, we effected a ratio change of the ADSs to our Ordinary Shares from the previous ratio of one (1) ADS representing four hundred (400) Ordinary Shares to a new ratio of one (1) ADS representing ten thousand (10,000) Ordinary Shares. The ratio change had the same effect as a one-for-twenty-five reverse ADS split. Unless otherwise indicated, ADSs and per ADS amounts in this prospectus have been retroactively adjusted to reflect the changes in ratio for all periods presented.

MARKET AND INDUSTRY DATA

This prospectus includes or incorporates by reference statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading “Risk Factors.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contain statements that constitute forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms, including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, many of which are beyond the Company’s control and cannot be predicted or quantified. In addition, this prospectus, our Annual Report on Form 20-F for the year ended December 31, 2024, and documents incorporated by reference into this prospectus contain information obtained from independent industry and other sources that we may not have independently validated. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the going concern reference in our financial statements and our ability to obtain additional financing or successfully conclude a strategic business transaction;

•	our ability to maintain compliance with the listing standards of Nasdaq;

•	our ability to close strategic business transactions;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	our ability to obtain additional financing;

•
the ability to successfully commercialize Talicia® in the U.S as part of our collaboration arrangement with Cumberland Pharmaceuticals Inc. (“Cumberland”) and the success of the joint decision-making and division of responsibilities for such collaboration;

•	the commercialization and market acceptance of Talicia® and any future commercial products;

•	the ability to generate sufficient revenues from Talicia® and any future commercial products, including obtaining commercial insurance and government reimbursement;

•
our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials, and to complete the development of such therapeutic candidates and obtain approval for marketing by the FDA or other regulatory authorities;

•
our reliance on third parties to satisfactorily conduct key portions of our commercial operations, including manufacturing and other supply chain functions, market analysis services, safety monitoring, regulatory reporting and sales data analysis and the risk that those third parties may not perform such functions satisfactorily;

•	our ability to maintain an appropriate sales and marketing infrastructure;

•	our ability to establish and maintain corporate collaborations;

•
that Talicia® or commercial products that we may commercialize or promote in the future may be withdrawn from the market by regulatory authorities and our need to comply with continuing laws, regulations and guidelines to maintain clearances and approvals for those products;

•	our exposure to significant drug product liability claims;

•	the initiation and completion of any postmarketing studies or trials;

•	our ability to acquire products approved for marketing in the U.S. that achieve commercial success and to maintain our own marketing and commercialization capabilities;

•	our estimates of the markets, their size, characteristics and their potential for Talicia® and any future commercial products and therapeutic candidates and our ability to serve those markets;

•	the successful commercialization of products we in-license or acquire;

•	our inability to enforce claims relating to a breach of a representation and warranty by a counterparty;

•	the hiring and continued employment of executives, sales personnel, and contractors;

•	our receipt and timing of regulatory clarity and approvals for Talicia® and any future commercial products and therapeutic candidates, and the timing of other regulatory filings and approvals;

•
the initiation, timing, progress, and results of our research, development, manufacturing, preclinical studies, clinical trials, and other commercial efforts and therapeutic candidate development, as well as the extent and number of additional studies that we may be required to conduct;

•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

•	our ability to develop or obtain approval for RHB-104/RHB-204 in Crohn’s may be adversely impacted if a validated lab test for MAP will not become available;

•	our reliance on third parties to conduct key portions of our clinical trials, including data management services and the risk that those third parties may not perform such functions satisfactorily;

•
our reliance on third parties to manufacture and supply our therapeutic candidates and their respective active pharmaceutical ingredients with the requisite quality and manufacturing standards in sufficient quantities and within the required timeframes and at an acceptable cost;

•	the research, manufacturing, clinical development, commercialization, and market acceptance of our therapeutic candidates;

•
the interpretation of the properties and characteristics of Talicia® and any future commercial products or therapeutic candidates and of the results obtained in research, preclinical studies or clinical trials;

•	the implementation of our business model, strategic plans for our business, commercial products, and therapeutic candidates;

•	the impact of other companies and technologies that compete with us within our industry;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering Talicia® and any future commercial products and therapeutic candidates, including from existing or future claims of infringement, and our ability to operate our business without infringing or violating the intellectual property rights of others;

•	parties from whom we license or acquire our intellectual property defaulting in their obligations toward us;

•
the failure by a licensor or a partner of ours to meet their respective obligations under our acquisition, in-license or other development or commercialization agreements or renegotiate the obligations under such agreements, or if other events occur that are not within our control, such as bankruptcy of a licensor or a partner;

•	our reliance on the actions of third parties, including sublicensors and their other sublicensees, to maintain our rights under our in-licenses which are sublicenses;

•	the effect of a potential occurrence of patients suffering serious adverse events using investigative drugs under our Expanded Access Program;

•	our ability to implement network systems and controls that are effective at preventing cyber-attacks, malware intrusions, malicious viruses and ransomware threats;

•	the impact on our business of the political and security situation in Israel, the U.S. and other places in which we operate; and

•	other factors discussed in other factors disclosed in this prospectus and in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024.

Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. No forward-looking statement is a guarantee of future performance. You should read this prospectus, the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2024, and in any document incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the SEC, listed in the section of the prospectus entitled “Incorporation of Certain Information by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference herein in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before making an investment decision. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a specialty biopharmaceutical company, primarily focused on GI, infectious diseases, medical countermeasures and oncology. Our primary goal is to become a leading specialty biopharmaceutical company.

We are currently focused primarily on the advancement of our development pipeline of clinical-stage therapeutic candidates. Through our collaboration with Cumberland, we also commercialize in the U.S. our GI-related product, Talicia® (omeprazole, amoxicillin, and rifabutin), and we have entered into other collaboration agreements to commercialize Talicia® outside the U.S.  We continue to explore our strategic plans for other potential products and activities.

Among our therapeutic candidates, we are exploring opaganib as a potential treatment for various conditions, including GI-ARS, viral infections such as COVID-19, Ebola virus disease and additional viruses as part of pandemic preparedness, several cancers and diabetes and obesity-related disorders. Furthermore, we are investigating RHB-107 (upamostat) as a potential treatment for COVID-19 and other viruses as part of pandemic preparedness.

Our current pipeline consists of five therapeutic candidates, part of which are in late-stage clinical development. We generate our pipeline of therapeutic candidates by identifying, validating and in-licensing or acquiring products that are consistent with our product and corporate strategy and that have the potential to exhibit a favorable probability of therapeutic and commercial success. We have one product, Talicia®, that we primarily developed internally which has been approved for marketing and, to date, none of our other therapeutic candidates has generated revenues. We have out-licensed our commercial product, Talicia®, for specific territories outside the U.S., and one of our therapeutic candidates, RHB-102, worldwide (except for the U.S., Canada, and Mexico). Furthermore, we plan to commercialize our therapeutic candidates, upon approval, if any, through licensing and other commercialization arrangements with pharmaceutical companies on a global and territorial basis or independently with a dedicated commercial operation or in potential partnership with other commercial-stage companies. We also evaluate, on a case-by-case basis, co-development, co-promotion, licensing, acquisitions and similar arrangements.

Recent Events

Standby Equity Purchase Agreement with YA

On December 19, 2025, we entered into the Purchase Agreement with YA, pursuant to which YA has committed to purchase up to $25.0 million of Advance Shares at our direction from time to time, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, during the period commencing on the date of execution of the Purchase Agreement until the earlier of (i) the 36-month anniversary of the date of execution of the Purchase Agreement and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement.

Pursuant to the Purchase Agreement, we agreed to issue an aggregate of 488,520 ADSs as Commitment Shares to YA as consideration for its irrevocable commitment to purchase the ADSs under the Purchase Agreement to be issued in four installments, of which (i) 122,130 Initial Commitment Shares were issued on the date of execution of the Purchase Agreement and (ii) an aggregate of 366,390 ADSs as Subsequent Commitment Shares to be issued in three equal installments – on the 90th day, 180th day and 270th day anniversary of the execution of the Purchase Agreement. The resale by YA of the Initial Commitment Shares and Subsequent Commitment Shares is covered by this prospectus.

In addition, on the date of execution of the Purchase Agreement, we issued to YA 386,593 ADSs as the Initial Equity Shares and Pre-Funded Warrants to purchase 590,446 ADSs, for aggregate gross proceeds of $1.0 million, at a price of $1.0235 per Initial Equity Share and $1.0234 per Pre-Funded Warrant. The Pre-Funded Warrants may only be exercised to purchase whole ADSs at an exercise price of $0.0001 per ADS. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full except with respect to ownership limitations described below. The sale of the Initial Equity Shares and the Pre-Funded Warrants for aggregate gross proceeds of $1.0 million is in addition to the $25.0 million aggregate commitment under the Purchase Agreement.

YA has no right to require us to sell any ADSs to YA, but YA is obligated to make purchases of the Advance Shares as directed by us, subject to the restrictions and satisfaction of conditions set forth in the Purchase Agreement upon receipt of a notice sent by us to YA setting forth the number of ADSs that we desire to issue and sell to YA, or an Advance Notice. Each Advance may be up to Ownership Limitation prior to delivery of the relevant Advance Notice.

Actual sales of the Advance Shares to YA from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of the ADSs and determinations by us as to the appropriate sources of funding for us and our operations. The purchase price for each Advance Share that we may direct YA to purchase from time to time under the Purchase Agreement will be equal to, at our election as specified in the relevant Advance Notice: (i) 95% of the Market Price on the applicable trading day of delivery of such Advance Notice, or (ii) 97% of the Market Price for the three consecutive trading days commencing on the day such Advance Notice is deemed delivered . We may also specify a certain minimum acceptable price per ADS in each Advance using the Option 2 Pricing Period.

Additionally, if the total number of ADSs traded on Nasdaq during the applicable Pricing Period is less than the Volume Threshold (as defined below), then the number of ADSs issued and sold pursuant to such Advance Notice will be reduced to the greater of (i) 30% of the trading volume of the ADSs on Nasdaq during the relevant Pricing Period or (ii) the number of ADSs sold by the Investor during such Pricing Period, but in each case not to exceed the amount requested in the Advance Notice. “Volume Threshold” is defined as a number of ADSs equal to the quotient of (x) the number of ADSs requested by us in the Advance Notice divided by (y) 0.30.

As of January 21, 2026, there were 5,112,885 ADSs outstanding, of which 5,061,436 ADSs were held by non-affiliates. The number of ADSs registered for resale under this prospectus reflects approximately the number of ADSs authorized and available for issuance under our articles of association after taking into account ADSs reserved for issuance for other purposes, such as ADSs underlying outstanding warrants and ADSs issuable in connection with employee and executive compensation. The actual number of ADSs sold to YA pursuant to the Purchase Agreement will depend on the market price of the ADSs at the time of each Advance. If all of the 6,465,559 ADSs offered for resale by YA under this prospectus were issued and outstanding, such ADSs would represent approximately 55.84% of the total number of ADSs outstanding and approximately 56.09% of the total number of outstanding ADSs held by non-affiliates, in each case as of January 21, 2026. The Purchase Agreement provides that we may sell up to an aggregate of $25.0 million of ADSs to YA. We have filed the registration statement that includes this prospectus so that we may issue and sell to YA up to 6,465,559 ADSs from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Depending on the market prices of the ADSs at the time we elect to issue such shares to YA under the Purchase Agreement, we may need to sell more ADSs to YA than the number of ADSs registered for resale by YA under this prospectus to receive aggregate gross proceeds equal to the approximately $25.0 million total commitment of YA under the Purchase Agreement, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we issue and sell to YA under the Purchase Agreement. In addition, before we can sell such additional ADSs to YA under the Purchase Agreement, we will be required to file one or more additional registration statements registering the resale of such additional ADSs by YA, which could cause the price of the ADSs to decline.

In addition, we may not issue or sell any ADSs to YA under Purchase Agreement, and YA will not have the right to exercise any portion of its Pre-funded Warrants for ADSs, if such ADSs, when aggregated with all other ADSs and ordinary shares then beneficially owned by YA and its affiliates, would result in YA and its affiliates beneficially owning more than 9.99% of the then outstanding ADSs, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Ownership Limitation

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell ADSs, our ability to meet the conditions set forth in the Purchase Agreement and any impacts of the ownership limitations described above. We expect that any proceeds received by us from such sales of ADSs under the Purchase Agreement will be used for general corporate purposes.

Pursuant to the Purchase Agreement, we have agreed that from the date of execution of the Purchase Agreement until the earlier of (i) the lapse of 75 days or (ii) the date YA has resold all of the Initial Equity Shares, we may not effect or enter an agreement to effect any issuance involving a variable rate transaction, including without limitation, pursuant to any existing equity line of credit (including the Any Market Purchase Agreement (as defined below)) or the under the Wainwright Sales Agreement (as defined below) at prices below the Initial Equity Purchase Price. In addition, YA has agreed that, during the term of the Purchase Agreement, neither YA nor its affiliates will engage in any short sales or “put equivalent position” (as defined in Rule 16a-1 of the Securities Exchange Act of 1934, as amended)  with respect to ADSs solely to the extent that such “put equivalent position” establishes a net short position with respect to the ADSs, provided that YA or its affiliates may (i) sell “long”, as such term is defined in Rule 200 of Regulation SHO of the Exchange Act, the Commitment Shares and any Advance Shares issued and sold by us to YA pursuant to an Advance Notice and (ii) sell a number of ADSs equal to the number of Advance Shares that YA is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from us or our transfer agent pursuant to the Purchase Agreement, or (i) and (ii) collectively, the Permitted Sales.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to YA, provided that (i) there are no outstanding Advance Notices, the Advance Shares under which have yet to be issued and (ii) we have paid all amounts owed to YA pursuant to the Purchase Agreement.

There are substantial risks to our shareholders as a result of the sale and issuance of ADSs to YA under the Purchase Agreement. These risks include substantial dilution, significant declines in our share price and our inability to draw sufficient funds when needed. See the section titled “Risk Factors.” Issuances of the ADSs under the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of ADSs that our existing shareholders own will not decrease, the ADSs owned by our existing shareholders will represent a smaller percentage of our total outstanding ADSs after any such issuances pursuant to the Purchase Agreement.

The description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

Transaction with Cumberland

On October 20, 2025, we announced that we had entered into definitive agreements with Cumberland relating to Talicia® (omeprazole magnesium, amoxicillin and rifabutin). The transaction was effected through Talicia Holdings Inc. (“Talicia Holdings”), our recently formed subsidiary established to hold the global rights to Talicia® and oversee its commercialization worldwide, including through partnerships.

Under a Stock Purchase Agreement between Talicia Holdings and Cumberland, Cumberland agreed to invest $4 million, payable in two equal tranches - $2 million of which was paid at closing and $2 million to be paid within 12 months of execution of the definitive agreements, to acquire a 30% equity interest in Talicia Holdings. We retained 70% ownership. Talicia Holdings is jointly controlled by RedHill and Cumberland under accompanying governance arrangements that provide for equal board representation and joint decision-making on key matters. In addition, under a related shareholders agreement, the transfer of shares by either us or Cumberland is subject to a right of refusal by the other party, and each party is subject to non-competition and non-solicitation obligations for so long as such party owns shares in Talicia Holdings.

Concurrently, Talicia Holdings and Cumberland entered into a five-year Exclusive Joint Commercialization Agreement for Talicia® in the United States.  Under the agreement, the parties will jointly commercialize Talicia® in the U.S., through a joint commercialization committee with equal representation and joint decision-making to oversee commercialization, pricing, contracting, sales and marketing activities related to Talicia®. Net revenues from U.S. sales of Talicia® will be shared equally between the parties. As part of the agreement, Talicia Holdings granted Cumberland an exclusive license to use Talicia Holdings’ intellectual property solely for the joint commercialization of Talicia® under the agreement, and sublicensing or co-promotion by Cumberland requires Talicia Holdings’ prior written consent.

Cumberland will deploy its national sales organization to promote Talicia® and will conduct trade operations, including handling commercialization, sales, warehousing and distribution in the U.S., in accordance with Committee-approved plans, and will fund significant commercialization activities approved by the Committee. Talicia Holdings will oversee market access, marketing, regulatory approvals, and medical affairs activities, as well as manufacturing, quality, and supply of the product, bearing the related cost of goods.

Equity Line of Credit

On June 20, 2025, we entered into the Any Market Purchase Agreement with Alumni Capital LP (“Alumni”) establishing a USD $10 million equity line of credit (as amended, “Any Market Purchase Agreement”). Pursuant to the Any Market Purchase Agreement, the Company has the right, but not the obligation, to issue, from time to time, at the Company’s discretion, to Alumni, and Alumni is obligated to purchase, ADSs for an aggregate purchase price of up to USD $10 million (the “Alumni Commitment Amount”) at the Company’s request and subject to the terms of the Any Market Purchase Agreement, any time during the period commencing on June 20, 2025 and ending on the earlier (i) the date on which the ADSs cease trading on  the  NYSE,  the  NYSE  American,  The  Nasdaq  Capital Market,  The  Nasdaq  Global  Market,  or  The  Nasdaq  Global  Select  Market  (or  any nationally recognized successor to any of the foregoing (an “Eligible Market”), (ii) the date on which the Investor shall have purchased Purchase Notice Securities for an aggregate purchase price equal to the Alumni Commitment Amount, or (iii) 5:00 p.m. Eastern Time on June 30, 2026.

The ADSs are to be issued and sold to Alumni at a per ADS price equal to, at the election of the Company as specified in the relevant written notice from the Company to Alumni (the “Purchase Notice”), subject to the terms of the Any Market Purchase Agreement: (i) the lowest daily volume weighted average price of the ADSs during the five (5) consecutive business days immediately prior to the date of the Purchase Notice (each such date, a “Purchase Notice Date”) with respect to a Purchase Notice (a “Regular Purchase Notice”), as determined by Alumni, multiplied by ninety percent (90%) (the “Regular Purchase Price”) or (ii) the lowest traded price of the ADSs on the Purchase Notice Date with respect to a Purchase Notice (a “Forward Purchase Notice”), as determined by Alumni, multiplied by ninety six percent (96%) (the “Forward Purchase Price”).

In consideration for Alumni’s execution and delivery of the Any Market Purchase Agreement, on June 20, 2025, we issued to Alumni an unregistered commitment warrant valid for a term of five years, entitling Alumni to purchase up to 333,333 ADSs at $3.00 per ADS, subject to adjustments therein.

To date, we have sold 2,247,136 ADSs at a weighted average offering price of approximately $1.48 per ADS for aggregate net proceeds of approximately $3.3 million pursuant to the Any Market Purchase Agreement.

Under the Any Market Purchase Agreement, we may, at our discretion, direct Alumni to purchase (A) the number of ADSs having an aggregate purchase price equal to the lesser of $500,000 or sixty percent (60%) of the average daily trading volume of the ADSs on the Principal Market over the most recent five business days prior to the respective Purchase Notice Date, unless waived upon mutual discretion between us and Alumni, up to an amount no greater than an aggregate purchase price equal to $3,000,000, at the Regular Purchase Price, or (B) the number of ADSs having an aggregate purchase price equal to the lesser of $500,000 or thirty percent (30%) of the trading volume of the ADSs on the Principal Market beginning at 4:00 a.m. New York time on the Purchase Notice Date and ending at the time on the Purchase Notice Date that the Purchase Notice has been received by email by Alumni, at the Forward Purchase Price. Subject to the terms of the Any Market Purchase Agreement, we may deliver up to two Purchase Notices with the Forward Purchase Price on any given business day. The Any Market Purchase Agreement also prohibits us from directing Alumni to purchase any ADSs (i) if  those ADSs, when aggregated with all other ADSs then held or beneficially owned by Alumni and its affiliates, would result in Alumni and its affiliates holding or having beneficial ownership, at any single point in time, of more than 4.99% (9.99% in the case of Forward Purchase Notices) of the number of ADSs outstanding immediately after the issuance of Purchase Notice Securities issuable pursuant to a Purchase Notice, or (ii) where the issuance of such ADSs, when aggregated with all other ADSs and Ordinary Shares then held or beneficially owned by Alumni and its affiliates, would result in Alumni and its affiliates holding or having beneficial ownership, at any single point in time, of more than 4.99% (9.99% in the case of Forward Purchase Notices) of the Company’s issued share capital or voting rights in it (unless and until the Company obtains the approval of its shareholders for the issuance of ADSs in excess of such amount), in either case subject to the option to issue Prefunded Warrants in lieu of ADSs with respect to the sales pursuant to the Initial Purchase Notice or any Regular Purchase Notice.

The Any Market Purchase Agreement does not include any of the following: (i) limitations on the Company’s use of amounts it receives as the purchase price for the ADSs sold to Alumni; (ii) financial or business covenants; (iii) restrictions on future financings; (iv) rights of first refusal; or (v) participation rights or penalties.

Pursuant to the Any Market Purchase Agreement, we filed a registration statement covering the resale of 5,596,490 ADSs issued or sold to Alumni under the Any Market Purchase Agreement under the Securities Act, which was declared effective on July 2, 2025. Alumni has agreed that neither it nor any of its affiliates will engage in any short-selling or hedging of the ADSs during the term of the Any Market Purchase Agreement.

Nasdaq Minimum Stockholders’ Equity Requirement

On April 15, 2025, we received a written notification (the “Notification Letter”) from the Listing Qualifications Department of Nasdaq Stock Market LLC (“Nasdaq”), notifying us that we are no longer in compliance with Nasdaq Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Rule”).

The Minimum Stockholders’ Equity requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders' equity for continued listing. However, based on our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed on April 10, 2025, we reported a stockholders’ deficit of $4,683,000, and we did not meet the alternatives of market value of listed securities or net income from continuing operations. We were thus non-compliant with the Minimum Stockholders’ Equity Rule.

On December 1, 2025, we announced that we had received confirmation from Nasdaq that we had regained compliance with the Minimum Stockholders’ Equity Rule.

Kukbo Litigation

On September 2, 2022, we filed a lawsuit against Kukbo Co. Ltd. (“Kukbo”) in the Supreme Court of the State of New York, County of New York, Commercial Division, as a result of Kukbo’s default in delivering to us $5.0 million under a subscription agreement, dated October 25, 2021 (the “Subscription Agreement”), in exchange for the ADSs we were to issue to Kukbo, and in delivering to us the $1.5 million due under the Exclusive License Agreement. Kukbo thereafter filed counterclaims with various allegations such as breach of contract, misrepresentation, and the breach of the duty of good faith and fair dealing. On November 20, 2023, we entered into a Contingency Fee Agreement with our legal firm, Haynes and Boone, LLP (“H&B”), under which certain legal costs related to the Kukbo litigation will be assumed by H&B. On December 2, 2024, we were awarded a judgment of approximately $8 million, including $6.5 million in principal and approximately $1.5 million in accrued interest, plus costs, in a summary judgment by the Supreme Court of the State of New York, New York County in our legal proceedings against Kukbo. The Court dismissed the entirety of Kukbo’s counterclaims in the case. On August 11, 2025, the New York Supreme Court awarded us approximately $1.82 million in legal costs and expenses (including interest) in our action against Kukbo.

On September 23, 2025, the New York Supreme Court, on appeal, upheld its original summary judgment ruling and award in our favor, unequivocally dismissing, once again, the entirety of Kukbo’s defense. As of October 27, 2025, the New York Supreme Court’s summary judgment in our favor against Kukbo became final and eligible for enforcement and foreign recognition, with no further appeal permissible following expiry of the appeal period. The Court awarded more than $10.5 million in total to us, comprised of the main judgment of approximately $8.6 million, now final and eligible for enforcement, and the award for legal fees and expenses of approximately $1.9 million (both include the principal amounts and accrued interest, to date) which remains subject to an ongoing appeal until March 13, 2026. 9% annual statutory interest continues to accrue on both awards.

In addition, we won an attachment grant against Kukbo, from Korea’s Incheon District Court, providing a court-ordered seizure (attachment) of Kukbo’s assets, preventing their disposal prior to judgment enforcement.

We intend to vigorously pursue the recovery of attorneys’ fees and the collection of the judgment.

ATM Program with H.C. Wainwright & Co., LLC

On February 3, 2025, we entered into a sales agreement (the “Wainwright Sales Agreement”) with H.C. Wainwright & Co., LLC (“Wainwright”), for the sale of ADSs, pursuant to which we are able to offer and sell, from time to time, ADSs through our ATM program, with Wainwright acting as our agent. To date, we have sold 890,001 ADSs at a weighted average offering price of approximately $3.85 per ADS for aggregate net proceeds of approximately $3.3 million pursuant to the Wainwright Sales Agreement and related prospectus supplement and accompanying base prospectus. Under the prospectus supplements relating to the ATM program and the accompanying base prospectus, we are permitted to sell ADSs having an aggregate offering price of up to an additional $387,230, from time to time through Wainwright, acting as our agent, in accordance with the Wainwright Sales Agreement.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are applicable to “foreign private issuers,” and under those requirements we file reports with the United States Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we often report our financial results on a quarterly basis, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies.

Furthermore, our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company.

Preliminary Estimated Financial Results for the Year Ended December 31, 2025

For the year ended December 31, 2025, the results of operations are not yet final. While complete financial information and operating data as of and for such period are not yet available, based on the information and data currently available, our preliminary estimated net revenues for the year ended December 31, 2025 were in the range of $6.5 million to $7.5 million, as compared to $8.0 million for the year ended December 31, 2024. As of December 31, 2025, our cash, cash equivalents and short-term investments are estimated to be approximately $4.1 million.

The preliminary estimates above represent the most current information available to our management and do not present all necessary information for an understanding of our financial condition as of and the results of operations for the year ended December 31, 2025. We are currently preparing our financial results for the year ended December 31, 2025. There is no assurance that our net revenues for the year ended December 31, 2025, or our cash, cash equivalents and short-term investments as of December 31, 2025, to be reported in our financial statements, when finalized and audited, will not differ from the preliminary estimates provided. Any such differences could be material, and accordingly, prospective investors should not place undue reliance on these estimates. These preliminary results are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and our consolidated financial statements and related notes included in this registration statement. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of December 31, 2025. Our financial statements and operating data as of and for the year ended December 31, 2025 will not be available until after this offering is completed.

The preliminary financial data included in this document has been prepared by, and is the responsibility of, our management. Our independent registered public accounting firm, Kesselman & Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, has not audited, reviewed, compiled or applied agreed upon procedures with respect to the preliminary financial data. Accordingly, Kesselman & Kesselman does not express an opinion or any other form of assurance with respect thereto. These are preliminary estimates which should not be regarded as a representation by us, our management as to our actual results for the year ended December 31, 2025.

Corporate Information

We were incorporated as a limited liability company under the laws of the State of Israel on August 3, 2009. Our principal executive offices are located at 21 Ha’arba’a Street, Tel-Aviv, Israel and our telephone number is +972 (3) 541-3131.

The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our website address is http://www.redhillbio.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. Our registered agent in the U.S. is Redhill Biopharma Inc., and the address is 8311 Brier Creek Parkway, Suite 105-161, Raleigh, NC  27617, U.S.A.

THE OFFERING

Ordinary Shares Currently Outstanding(1)	51,128,851,000

ADSs Offered by the Selling Shareholder
Up to 6,465,559 ADSs representing 64,655,590,000 ordinary shares, comprised of (i) 386,593 ADSs issued as Initial Equity Shares upon execution of the Purchase Agreement, (ii) 590,446 ADSs issuable upon exercise of the Pre-Funded Warrants issued upon execution of the Purchase Agreement, (iii) 122,130 ADSs issued as Initial Commitment Shares upon execution of the Purchase Agreement, (iv) 366,390 ADSs to be issued as Subsequent Commitment Shares to YA in three equal installments – on the 90th day, 180th day and 270th day anniversary of the execution of the Purchase Agreement, and (v) 5,000,000 ADSs as the Advance Shares that we have reserved for issuance and sale to YA as Advance Shares under the Purchase Agreement from time to time.

Use of Proceeds
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the ADSs by the Selling Shareholder. We will receive the exercise price of the Pre-Funded Warrants exercised by YA for cash. Any proceeds received by us from the exercise of the Pre-Funded Warrants will be used for general corporate purposes. For more information on the use of proceeds, see “Use of Proceeds”.

Risk Factors
Investing in the ADSs involves a high degree of risk. See “Risk Factors” beginning on page 12 and other information included and incorporated by reference in this prospectus fora discussion of factors that you should carefully consider before deciding to invest in our securities.

Nasdaq Listing	The ADSs are listed on The Nasdaq Capital Market under the symbol “RDHL.”

(1) The number of ordinary shares outstanding is based on 51,128,851,000 Ordinary Shares as of January 21, 2026. As of January 21, 2026, we had outstanding (i) 23,170,000 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.63 per share (equivalent to 2,317 ADSs at a weighted average exercise price of $6,345.85 per ADS), (ii) 8,082,160,000 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.002 per share (equivalent to  808,216 ADSs at a weighted average exercise price of $19.78 per ADS) and (iii) 61,642 outstanding Restricted Share Units (“RSUs”), each RSU representing one ADS.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below and in “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, incorporated by reference herein, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our securities. The risks and uncertainties described below or incorporated by reference in this prospectus are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our Ordinary Shares could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to YA, or the actual gross proceeds resulting from those sales.

On December 19, 2025, we entered into the Purchase Agreement with YA, pursuant to which the Selling Shareholder has committed to purchase ADSs for an aggregate purchase price of up to USD $25 million, subject to certain limitations and conditions set forth in the Purchase Agreement. The ADS that may be issued under the Purchase Agreement may be sold by us to YA at our discretion from time to time during the Commitment Period.

We generally have the right to control the timing and amount of any sales of the ADSs to YA under the Purchase Agreement. Sales of the ADSs, if any, to the Selling Shareholder under the Purchase Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the ADSs that may be available for us to sell to the Selling Shareholder pursuant to the Purchase Agreement.

Because the purchase price per ADS to be paid by YA for the ADSs that we may elect to sell to YA under the Purchase Agreement, if any, will fluctuate based on the market prices of the ADSs during the applicable Pricing Period for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of ADSs that we will sell to YA under the Purchase Agreement, the purchase price per ADS that YA will pay for ADSs purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by YA under the Purchase Agreement, if any.

Limitations in the Purchase Agreement, including the Ownership Limitation, the availability for issuance of authorized and unissued number of ordinary shares represented by ADSs and our ability to meet the conditions necessary to deliver an Advance Notice, could prevent us from being able to raise funds up to the Commitment Amount.

Moreover, although the Purchase Agreement provides that we may sell ADSs for an aggregate purchase price of up to an aggregate of USD $25 million to YA, only 6,465,559 ADSs are being registered for resale by the Selling Shareholder under the registration statement that includes this prospectus, consisting of (i) 5,000,000 ADSs as the Advance Shares that we may elect to sell to YA, in our sole discretion, from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement, (ii) 386,593 ADSs issued as Initial Equity Shares, (iii) 590,446 ADSs issuable upon exercise of the Pre-Funded Warrants, (iv) 122,130 ADSs issued as Initial Commitment Shares, each issued upon execution of the Purchase Agreement, and (v) 366,390 ADSs to be issued to YA as Subsequent Commitment Shares in three equal installments – on the 90th day, 180th day and 270th day anniversary of the execution of the Purchase Agreement. Even if we elect to sell to YA all of the shares being registered for resale under this prospectus, depending on the market prices of the ADSs at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the USD $25 million Commitment Amount under the Purchase Agreement, which could materially adversely affect our liquidity. In addition, even if we seek to sell to YA all of the shares being registered for resale under this prospectus, we may not have a sufficient number of authorized and unissued ordinary shares represented by ADSs available for issuance to sell the entire $25 million Commitment Amount under the Purchase Agreement.

If we desire to issue and sell to the Selling Shareholder under the Purchase Agreement a number of ADSs in excess of the 6,465,559 ADSs being registered for resale under this prospectus, and the Ownership Limitation and other limitations in the  Purchase Agreement would allow us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional ADSs, and the SEC would have to declare such registration statement or statements effective before we could sell additional ADSs.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of ADSs in addition to the ADSs being registered for resale by YA under this prospectus could cause additional substantial dilution to our shareholders. The number of ADSs ultimately offered for sale by YA is dependent upon the ADSs, if any, we ultimately sell to YA under the Purchase Agreement.

The resale by YA of a significant number of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of the ADSs to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of ADSs sold to the Selling Shareholder. If and when we do elect to sell ADSs to the Selling Shareholder pursuant to the Purchase Agreement, the Selling Shareholder may resell all, some or none of such ADSs at any time or from time to time in its discretion and at different prices. As a result, investors who purchase ADSs from the Selling Shareholder in this offering at different times will likely pay different prices for those ADSs, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the ADSs they purchase from the Selling Shareholder in this offering as a result of future sales made by us to the Selling Shareholder at prices lower than the prices such investors paid for their ADSs in this offering.

We will require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on YA as a source of funding will depend on a number of factors, including the prevailing market price of the ADSs, our ability to meet the conditions necessary to sell ADSs under the  Purchase Agreement, the impacts of the Ownership Limitation set forth in the  Purchase Agreement and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the Purchase Agreement, if any, we may seek other sources of funding. Even if we were to sell to the Selling Shareholder the total Commitment Amount under the Purchase Agreement, we may need additional capital to fully implement our business plan.

Sales and additional issuances of the ADSs or other securities might result in significant dilution and could cause the price of the ADSs to decline.

Pursuant to the Purchase Agreement, we may issue and sell up to 6,465,559 ADSs to YA from time to time, including (i) 386,593 ADSs that we issued to YA as Initial Equity Shares, (ii) 590,446 ADSs issuable upon exercise of the Pre-Funded Warrants and (iii) 122,130 ADSs that we issued to YA as Commitment Shares, each upon execution of the Purchase Agreement. Sales of substantial number of the ADSs in the public market, or the perception that such sales might occur, could adversely affect the market price of ADSs and could impair our ability to raise capital through the sale of additional equity securities. We cannot predict if and when YA may sell such ADSs in the public markets. Pursuant to the Purchase Agreement, we may issue and sell ADSs for an aggregate purchase price of up to USD $25 million to the Selling Shareholder. The timing, frequency, and the price at which we issue the ADSs are subject to market prices and management’s decision to sell the ADSs, if at all.

As of January 21, 2026, there were 5,112,885 ADSs outstanding, of which 5,061,436 ADSs were held by non-affiliates. The number of ADSs registered for resale covered by this prospectus reflects approximately the number of ADSs authorized and available for issuance under our articles of association after taking into account ADSs reserved for issuance for other purposes, such as ADSs underlying outstanding warrants and ADSs issuable in connection with employee and executive compensation. The actual number of ADSs sold to YA pursuant to the Purchase Agreement will depend on the market price of the ADSs at the time of each Advance. If all of the 6,465,559 ADSs offered for resale by YA under this prospectus were issued and outstanding, such ADSs would represent approximately 55.84% of the total number of ADSs outstanding and approximately 56.09% of the total number of outstanding ADSs held by non-affiliates, in each case as of January 21, 2026. The Purchase Agreement provides that we may sell up to an aggregate of $25.0 million of ADSs to YA. We have filed the registration statement that includes this prospectus so that we may issue and sell to YA up to 6,465,559 ADSs from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Depending on the market prices of the ADSs at the time we elect to issue such shares to YA under the Purchase Agreement, we may need to sell more ADSs to YA than the number of ADSs registered for resale by YA under this prospectus to receive aggregate gross proceeds equal to the approximately $25.0 million total commitment of YA under the Purchase Agreement, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we issue and sell to YA under the Purchase Agreement. In addition, before we could sell such additional ADSs to YA under the Purchase Agreement, we will be required to file one of more additional registration statements registering the resale of such additional ADSs by YA, which could cause the price of the ADSs to decline.

In particular, as a result of the Purchase Agreement, YA is an “underwriter” as such term is defined in Section 2(a)(11) of Securities Act, and the Purchase Agreement contemplates that YA expects to resell the ADSs we may issue and sell pursuant thereto. Upon effectiveness of this registration statement, YA may resell all, some or none of their ADSs beneficially owned by them from time to time in their discretion and at different prices, subject to the terms of the Purchase Agreement. Furthermore, we expect that, because there will be a large number of shares registered, YA will continue to offer such covered securities for a significant period of time, the precise duration of which cannot be predicted. As a result, investors may experience different levels of dilution (and in some cases substantial dilution) and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase as a result of future issuances by the Company, whether to YA or others at prices lower than the prices such investors paid for their shares. In addition, if we issue a substantial number of shares to such parties, or if investors expect that we will do so, the actual sales of shares or the mere existence of the Purchase Agreement may adversely affect the price of the ADSs or make it more difficult for us to sell equity or equity-related securities in the future at a desirable time and price, or at all.

To raise capital, we may sell ADSs, ordinary shares, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner, we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ADSs, or securities convertible or exchangeable into ADSs, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares may dilute our shareholders.

Sales of a substantial number of ADSs in the public market or the perception that these sales might occur could depress the market price of the ADSs and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of the ADSs. In addition, the sale of substantial numbers of the ADSs could adversely impact their price.

Limitations under the Purchase Agreement could limit our ability to obtain adequate financing on a timely basis or on acceptable terms in the future.

Pursuant to the Purchase Agreement, we have agreed that from the date of execution of the Purchase Agreement until the earlier of (i) the lapse of 75 days or (ii) the date YA has resold all of the Initial Equity Shares, we may not effect or enter an agreement to effect any issuance involving a variable rate transaction, including without limitation, pursuant to any existing equity line of credit (including the Any Market Purchase Agreement) or the under the Wainwright Sales Agreement at prices below the Initial Equity Purchase Price. This provision could make investing in our securities less attractive to investors and could limit our ability to obtain adequate financing on a timely basis or on acceptable terms in the future, which could have significant harmful effects on our financial condition and business and could include substantial limitations on our ability to continue to conduct operations.

Risks Related to the ADSs

Our failure to maintain compliance with Nasdaq’s continued listing requirements could result in the delisting of the ADSs.

The ADSs are currently listed for trading on Nasdaq. We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum bid price requirement of $1.00 per ADS and a minimum shareholders’ equity of $2.5 million, or risk delisting, which would have a material adverse effect on our business.

On April 15, 2025, we received the Notification Letter from the Listing Qualifications Department of Nasdaq, notifying us that we are no longer in compliance with Nasdaq Listing Rule 5550(b)(1). The Minimum Stockholders’ Equity Rule requires companies listed on The Nasdaq Capital Market to maintain a minimum of $2,500,000 in stockholders' equity for continued listing. However, based on our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed on April 10, 2025, we reported a stockholders’ deficit of $4,683,000 and did not meet the alternatives of market value of listed securities or net income from continuing operations, and we were thus non-compliant with the Minimum Stockholders’ Equity Rule. On December 1, 2025, we announced that we had received confirmation from Nasdaq that we had regained compliance with the Minimum Stockholders’ Equity Rule. There is no guarantee that we will maintain long-term compliance with the Minimum Stockholders’ Equity Rule.

Previously, on March 11, 2024, we received a letter from Nasdaq indicating that for the thirty consecutive business days prior to March 11, 2024, the bid price for the ADSs had closed below the minimum $1.00 per ADS requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we were provided with an initial period of 180 calendar days, or until September 9, 2024, to regain compliance.

On August 20, 2024, we implemented a ratio change of the ADSs to the Company’s non-traded Ordinary Shares from the previous ratio of one (1) ADS representing four hundred (400) Ordinary Shares to a new ratio of one (1) ADS representing ten thousand (10,000) Ordinary Shares. For ADS holders, the ratio change had the same effect as a one-for-25 reverse ADS split. On September 3, 2024, we regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market.

However, we may fail to maintain long-term compliance with such minimum bid price requirement and there is no assurance we would be able to successfully implement another ratio change. Moreover, we previously implemented two ratio changes of the ADSs to the Company’s non-traded Ordinary Shares prior to receiving the letter from Nasdaq in March 2024. If we again fail to comply with such minimum bid price requirement, we may not be able to again implement a ratio change in compliance with applicable Nasdaq rules in the near term. In the event we are able to implement a ratio change, such ratio change could have the effect of causing us to not comply with other listing requirements of Nasdaq, such as the listing requirements related to publicly held shares.

Additionally, in the recent past, we did not meet the continued listing requirement for market value of publicly held shares (“MVPHS”), and only regained compliance with such requirement by transferring the listing of the ADSs to the Nasdaq Capital Market from the Nasdaq Global Market in November 2023. No assurance can be given that the price of the ADSs will not again be in violation of Nasdaq’s minimum bid price requirement or the MVPHS requirement in the future.

Our failure to meet these requirements may result in our securities being delisted from Nasdaq. A delisting could substantially decrease trading in the ADSs, adversely affect the market liquidity of the ADSs as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, adversely affect our ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. Additionally, the market price of the ADSs may decline further and shareholders may lose some or all of their investment.

U.S. holders of ADSs may suffer adverse tax consequences if we were characterized as a passive foreign investment company.

Based on the current composition of our gross income and assets and on reasonable assumptions and projections no assurance can be given that we will not be treated as a passive foreign investment company (a “PFIC”), for U.S. federal income tax purposes for 2025. If we were characterized as a PFIC, U.S. holders of the ADSs  may suffer adverse tax consequences such as (i) having gains realized on the sale of the ADSs treated as ordinary income rather than capital gain, not qualifying for the preferential rate otherwise applicable to dividends received in respect of the ADSs by individuals who are U.S. holders, and (ii) having interest charges apply to certain distributions by us and upon certain sales of the ADSs.

Risks Related to Our Collaboration with Cumberland and Our Minority Sale of Talicia Holdings

We have ceded significant control over the U.S. commercialization of Talicia®.  We are dependent in significant part on Cumberland’s performance, and we are dependent on joint decision-making with Cumberland for the successful commercialization of Talicia® in the U.S. and globally, which may result in disagreements, deadlocks, delays or outcomes that are not in our best interests.

We entered into a collaboration with Cumberland to jointly commercialize Talicia® in the U.S. through Talicia Holdings, our U.S. subsidiary. We also sold a 30% equity interest in Talicia Holdings to Cumberland. Our future revenues and related cash flows from Talicia® in the U.S., and our ability to realize the anticipated benefits of this arrangement, depends in significant part on Cumberland’s performance and on our ability to successfully manage a jointly controlled commercialization structure.

Pursuant to the collaboration arrangements, Talicia® will be jointly commercialized in the United States through a Joint Committee with equal representation and joint decision-making authority over key matters, including commercialization strategy, pricing, contracting, sales and marketing activities. Although we believe joint governance is expected to align incentives, it may also require consensus on significant decisions. We and Cumberland may have different business objectives, operating priorities, risk tolerances, constraints on resources, views on pricing and contracting, and preferences with respect to promotional strategy, compliance approaches, and market access initiatives. Disagreements may delay or prevent decisions, cause commercial opportunities to be missed, or result in a compromise position that is less effective than a unified strategy. If disputes arise, available dispute resolution mechanisms (if any) may be time-consuming, costly, disruptive to commercialization efforts and may not yield results favorable to us. Any such disagreements or deadlocks could materially adversely affect the commercialization of Talicia® in the United States and globally and our business, financial condition and results of operations.

The division of responsibilities between Talicia Holdings and Cumberland increases operational and supply chain risks, and failures in coordination could disrupt commercialization.

Under the joint commercialization agreement with Cumberland, Talicia Holdings will oversee market access, marketing, regulatory approvals and medical affairs activities, as well as manufacturing, quality and supply of Talicia®, bearing the related cost of goods sold. Cumberland will oversee trade operations and distribution and fund significant commercialization activities approved by the Joint Committee. The success of the U.S. commercialization effort depends on effective coordination across these functions. Operational failures by either party, or failures to coordinate effectively, may result in inventory shortages, excess inventory, product returns, disruptions in distribution, delays in contracting and payer coverage, inconsistent messaging to customers, operational or compliance errors, or increased expenses. Because Talicia Holdings bears the cost of goods sold, any manufacturing, quality or supply inefficiencies, delays, or cost increases could disproportionately impact our financial results. In addition, if manufacturing or supply disruptions occur at the same time that demand is increased through Cumberland’s promotional efforts, the collaboration could be unable to capture market opportunities, which could reduce revenues and damage relationships with customers and distributors.

Our minority sale of Talicia Holdings and joint control structure may limit our ability to unilaterally determine strategy for Talicia® in the United States and globally, restructure Talicia Holdings, or pursue certain strategic transactions.

By selling a 30% equity interest in Talicia Holdings and agreeing to joint governance arrangements, we reduced our unilateral control over Talicia Holdings and certain strategic and operational decisions relating to Talicia® in the United States and globally. Under the organizational documents of  Talicia Holdings and related agreements, Cumberland has approval rights, board representation, information rights, transfer restrictions, rights of first refusal or other rights that could restrict or delay our ability to cause Talicia Holdings to take certain actions, including entering into additional collaboration arrangements, changing commercialization strategy, incurring indebtedness, making certain capital expenditures, or engaging in mergers, acquisitions, sales of assets or other strategic transactions involving Talicia Holdings or Talicia® in the U.S. or globally Even where we retain majority ownership, joint decision-making may limit our flexibility to respond quickly to market conditions or to implement changes we believe are necessary.

The structure of our arrangements with Cumberland may create conflicts of interest and may increase the risk of disputes regarding commercialization strategy, budgets, and interpretation of contractual requirements.

The collaboration contemplates that Cumberland will fund significant commercialization activities approved by the Joint Committee and that the parties will jointly oversee pricing, contracting and commercial strategy. Disputes could arise over the scope of Joint Committee authority, what expenses are required or reimbursable, whether particular plans were properly approved, and how costs and responsibilities should be allocated. Disputes could also arise over the use of third parties, vendors, subcontractors and other commercial partners, including whether certain arrangements require consent. Such disputes could result in reduced spending, delays in commercialization initiatives, interruption of operations, or litigation or arbitration, any of which could negatively affect the commercialization of Talicia® and our results of operations.

If the collaboration is terminated, not renewed or otherwise fails, we may incur substantial costs and face significant delays in maintaining U.S. commercialization of Talicia® and our business could be materially adversely affected.

The collaboration with Cumberland may be subject to termination or non-renewal in accordance with its terms, including in connection with certain breaches or other events. If the collaboration is terminated or otherwise fails, we may need to assume responsibilities currently performed by Cumberland, including U.S. sales efforts and trade operations, or identify and transition to a replacement partner. Transitioning commercialization activities could be time-consuming and expensive. We may need to engage third parties on less favorable terms, and could lead to reduced Talicia® revenues in the United States. In addition, the existence of a minority equity owner in Talicia Holdings may complicate or delay a transition. Any transition following termination or non-renewal could require significant management attention and may divert time and attention from other strategic priorities, which could impair our ability to execute our business plan.

Risks Related to Our Business

Any collaborative arrangements that we have established or may establish may not be successful, or we may otherwise not realize the anticipated benefits from these collaborations, including commercialization of Talicia®. We do not control third parties with whom we have or may have collaborative arrangements, and we rely on such third parties to achieve results which may be significant to us. In addition, any current or future collaborative arrangements may place the commercialization of Talicia® or products that we may commercialize or promote in the future or the development of our therapeutic candidates outside our control and may require us to relinquish important rights or may otherwise be on terms unfavorable to us.

Each of our collaborative arrangements requires us to rely on external consultants, advisors, and experts for assistance in several key functions, including clinical development, manufacturing, regulatory, market research, intellectual property, and commercialization. We do not control these third parties, but we rely on such third parties to achieve results, which may be significant to us. With respect to RHB-102, we rely on Hyloris Pharmaceuticals NV (“Hyloris”), the party responsible for, among other things, the development, manufacture, registration and commercialization of the product with respect to the territories granted to Hyloris under our exclusive license agreement with Hyloris, dated as of February 25, 2025.  With respect to Talicia® outside the U.S., we rely on Recipharm Strängnäs AB (“Recipharm”) and other contracting parties for the manufacture of Talicia® and its components, and we rely on Gaelan Medical Trade LLC (“Gaelan Medical”) to obtain necessary approvals and commercialize Talicia® in the United Arab Emirates (“UAE”) and other Middle East markets. With respect to Talicia® in the U.S., we rely on Cumberland to jointly commercialize Talicia® in the United States through our U.S. subsidiary, Talicia Holding.

Relying upon collaborative arrangements to commercialize Talicia® and any other products that we may commercialize or promote in the future and to develop our therapeutic candidates, subject us to a number of risks, including but not limited to the following:

•	we will be responsible for making certain milestones, royalty or other payments under our various in-licenses even if our operating costs exceed the revenues generated from the relevant products;

•	our collaborators may default on their obligations to us, and we may be forced to either terminate, litigate or renegotiate such arrangements;

•	our collaborators may have claims that we breached our obligations to them which may result in termination, renegotiation, litigation or delays in performance of such arrangements;

•
we may not be able to control the amount and timing of resources that our collaborators may devote to Talicia®, products that we may commercialize or promote in the future or our therapeutic candidates, including because their sales force and commercial infrastructure may support multiple products, and they may determine to allocate personnel, management attention, and financial and other resources across products and strategic priorities;

•
our collaborators may fail to comply with applicable laws, rules, or regulations when performing services for us, and their commercialization practices may result in investigations, enforcement actions or litigation, as a result of which we and our subsidiaries could be subject to liability, injunctions, reputational harm and other adverse consequences for such violations;

•
our collaborators may experience financial difficulties, making it difficult for them to fulfill their obligations to us, including payment obligations, or they may experience changes in business focus;

•	our collaborators’ partners may fail to secure adequate commercial supplies for Talicia® or products that we may commercialize or promote;

•	our collaborators’ partners may have a shortage of qualified personnel;

•	we may be required to relinquish important rights, such as marketing and distribution rights;

•
business combinations or significant changes in a collaborator’s business or business strategy may adversely affect a collaborator’s willingness or ability to complete its obligations under any arrangement;

•
under certain circumstances, a collaborator could move forward with a competing therapeutic candidate or commercial product developed either independently or in collaboration with others, including our competitors;

•
collaborative arrangements are often terminated or allowed to expire, which may limit or terminate our rights to commercialize Talicia® or products we may commercialize or promote in the future, or could delay the development and may increase the cost of developing our therapeutic candidates;

•
our collaborators may not wish to extend the terms of our agreements related to Talicia® and any future commercial products or therapeutic candidates beyond the existing terms, in which case, we will not have access to existing rights upon the expiration and will therefore not be able to develop such therapeutic candidates or commercialize or promote such products following the initial terms of our agreements;

•
our collaborators may wish to terminate the collaborative arrangements due to any disagreements or conflicts with us, a change in their assessment that the arrangement is no longer valuable, a change in control or in management or in strategy, changes in product development or business strategies of our collaborators; and

•
disputes may arise regarding the scope of the licensed rights and permitted uses of intellectual property, including sublicensing and co-promotion, as a result of which we may be required to enforce our contractual rights through dispute resolution or litigation, which could be costly and divert management attention.

In addition, our reliance upon our partners in connection with commercial activities subjects us to a number of additional risks, including but not limited to, the following:

•
we do not generally control our partners’ communications with the FDA or other foreign regulatory authorities, and the FDA or other foreign regulatory authorities may determine not to approve or elect to withdraw the products from the market due to various factors including any action or inaction taken by our partners (see “ – Talicia® or products which we may commercialize or promote in the future may be subject to recalls or market withdrawal that could have an adverse effect on our reputation, business, financial condition or results of operations”);

•
in many instances, we rely on our partners to take enforcement action to protect the IP and regulatory protections, if any, of Talicia® and any future commercial products. Their failure to diligently protect these products could materially affect our commercial success;

•
we rely on our partners to be responsible for the manufacture of Talicia®, including through third-party manufacturers with the requisite quality and manufacturing standards as required under applicable laws and regulations, and we also rely on those same partners to supply their respective products and active pharmaceutical ingredients (“APIs”), which may result in us having those respective products and APIs in insufficient quantities or not delivered in as timely a manner as is necessary to achieve adequate or successful promotion and sale of their respective products;

•
our partners relating to Talicia® and any future commercial products may significantly create or change reimbursement agreements or increase or decrease the price of their respective products to a level that could adversely affect our sales or revenues;

•
our partners may make decisions related to the product and take critical actions to support the product, including with respect to promotion, sales and marketing, medical affairs and pharmacovigilance, and any action or inaction taken by those same partners may adversely affect the approval, promotion and sales of their respective commercial products;

•	our partners may terminate their agreements with us after an agreed-upon period for reasons set forth in those same partners’ respective agreements with us;

•
our partners for future commercial products may change or create new agreements with wholesalers, Pharmacy Benefit Managers or other important stakeholders, which may significantly impact our ability to achieve commercial success, or they may fail to negotiate reimbursement agreements with payors which could also negatively affect our commercial success;

•	our partners may change the price of their respective commercial products to a level that could adversely affect our sales or revenues;

•
our partners may not be successful in maintaining or expanding reimbursement from government or third-party payors, such as insurance companies, health maintenance organizations and other health plan administrators, which may adversely affect the sales of their respective products; and

•
our partners, such as Hyloris and Cumberland, may not pursue their activities under our license agreements, or may not be able to develop, manufacture, register and/or commercialize our products, directly or through third parties, distributors and/or sublicensees.

If any of these or other scenarios materialize, they could have an adverse effect on our reputation, business, financial condition or results of operations.

We face risks associated with the lawsuit we initiated against Kukbo. Even if we prevail in the lawsuit against Kukbo, we may need to enforce the judgment in South Korea if Kukbo does not promptly pay the judgment.

On September 2, 2022, we filed a lawsuit against Kukbo in the Supreme Court of the State of New York, County of New York, Commercial Division, as a result of Kukbo’s default in delivering to us $5.0 million under the Subscription Agreement (as defined herein), in exchange for the ADSs we were to issue to Kukbo, and in delivering to us the further payment of $1.5 million due under the Exclusive License Agreement. Kukbo thereafter filed counterclaims alleging breach of contract, misrepresentation, and the breach of the duty of good faith and fair dealing. On December 2, 2024, we were awarded a judgment of approximately $6.5 million in principal and approximately $1.5 million in accrued interest as of the date of the judgment, in a summary judgment by the Supreme Court of the State of New York. The court dismissed the entirety of Kukbo’s counterclaims in the case. On August 11, 2025, the New York Supreme Court awarded us approximately $1.82 million in legal costs and expenses (including interest) in our action against Kukbo.

On September 23, 2025, the New York Supreme Court, on appeal, upheld its original summary judgment ruling and award in our favor, unequivocally dismissing, once again, the entirety of Kukbo’s defense.  As of October 27, 2025, the New York Supreme Court’s summary judgment in our favor against Kukbo became final and eligible for enforcement and foreign recognition, with no further appeal permissible following expiry of the appeal period. The Court awarded more than $10.5 million in total to us, comprised of the main judgment of approximately $8.6 million, now final and eligible for enforcement, and the award for legal fees and expenses of approximately $1.9 million (both include the principal amounts and accrued interest, to date) which remains subject to an ongoing appeal until March 13, 2026.  9% annual statutory interest continues to accrue on both awards

In addition, RedHill recently won an attachment grant against Kukbo, from Korea’s Incheon District Court, providing a court-ordered seizure (attachment) of Kukbo’s assets, preventing their disposal prior to judgment enforcement

We are party to a contingency fee agreement with our legal counsel, Haynes and Boone, LLP, entered into on November 20, 2023, as amended on December 29, 2024. Under this agreement, such firm is entitled to a double-digit percentage of any gross recovery, if and only if the case ends in a final favorable outcome not subject to further appeal. If no collection is made within six months of such an outcome, we are required to pay such firm its standard hourly fees incurred since entering the agreement—approximately $1.1 million as of December 31, 2024—and must pay the full contingency amount if collection occurs later.

We intend to vigorously pursue the recovery of attorneys’ fees and the collection of the judgment. We can give no assurance that we will succeed in collecting any or all of the amounts awarded to us. If we are unable to collect in a timely manner, we still will be required to pay the legal fees described above even if we do not receive any recovery. The collection efforts against Kukbo may additionally divert management’s attention and resources in preparing for any continued litigation and defending our claim, result in disruptions to our business, and require us to pay legal fees, damages, or associated expenses, all of which could adversely affect our ability to conduct our business.

We conduct some of our operations in Israel. Conditions in Israel, including the recent attack by Hamas and other terrorist organizations from the Gaza Strip and Israel’s war against them, may affect our operations.

Because we are incorporated under the laws of the State of Israel and some of our operations are conducted in Israel, our business and operations are directly affected by economic, political, geopolitical and military conditions in Israel. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region. These conflicts have involved missile strikes, hostile infiltrations and terrorism against civilian targets in various parts of Israel, which have negatively affected business conditions in Israel.

In addition, Israel faces many threats from more distant neighbors, in particular, Iran. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations or results of operations and could make it more difficult for us to raise capital.

In October 2023, Hamas terrorists infiltrated Israel’s southern border from the Gaza Strip and conducted a series of attacks on civilian and military targets. Hamas also launched extensive rocket attacks on Israeli population and industrial centers located along Israel’s border with the Gaza Strip and in other areas within the State of Israel. These attacks resulted in extensive deaths, injuries and kidnapping of civilians and soldiers. Following the attack, Israel’s security cabinet declared war against Hamas and a military campaign against these terrorist organizations commenced in parallel to their continued rocket and terror attacks. In addition, since the commencement of these events, there have been continued hostilities along Israel’s northern border with Lebanon (with the Hezbollah terror organization) and on other fronts from various extremist groups in the region, such as the Houthis in Yemen and various rebel militia groups in Syria and Iraq. In October 2024, Israel began limited ground operations against Hezbollah in Lebanon, and in November 2024, a ceasefire was brokered between Israel and Hezbollah. In addition, in April 2024 and October 2024, Iran (in concert with other regional actors) launched direct attacks on Israel involving hundreds of drones and missiles and has threatened to continue to attack Israel and is widely believed to be developing nuclear weapons. Such attacks may continue due to continuing tensions in the region. In addition, the collapse of the Assad regime in Syria in December 2024 has led to increased instability in the region. Additionally, Yemeni rebel group, the Houthis, launched a series of attacks on global shipping routes in the Red Sea, causing disruptions of supply chain. On June 12, 2025, Israel conducted a series of air strikes in Iran targeting Iran’s nuclear program and leadership. In the following days, this conflict escalated. On June 21, 2025, U.S. President Donald Trump announced that the United States had conducted air strikes against three nuclear sites within Iran. Any or all of these situations may potentially escalate in the future to more violent events which may affect Israel and us.

Although we currently do not expect the ongoing conflict to affect our customers, manufacturing, research and development, supply chain, commercialization activities and current clinical studies, which are all located in and/or take place outside of Israel, there can be no assurances that further unforeseen events will not have a material adverse effect on us or our operations in the future.

The Israel Defense Force (the “IDF”), the national military of Israel, is a conscripted military service, subject to certain exceptions. Following the October 7, 2023 attacks, the IDF called up more than 350,000 of its reserve forces to serve. One member of management is currently subject to military service in the IDF and has been called to serve. It is possible that there will be further military reserve duty call-ups in the future, which may affect our business due to a shortage of skilled labor and loss of institutional knowledge, and necessary mitigation measures we may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, for example, may have unintended negative effects and adversely impact our results of operations, liquidity or cash flows.

Additionally, four members of our management team and seven of our non-management employees reside in Israel. Shelter-in-place and work-from-home measures, government-imposed restrictions on movement and travel and other precautions taken to address the ongoing conflict may temporarily disrupt our management and employees’ ability to effectively perform their daily tasks.

It is currently not possible to predict the duration or severity of the ongoing conflict or its effects on our business, operations and financial conditions. The ongoing conflict is rapidly evolving and developing, and could disrupt our business and operations, interrupt our sources and availability of supply and hamper our ability to raise additional funds or sell our securities, among others.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. The Israeli government is currently committed to cover the reinstatement value of direct damages that are caused by terrorist attacks or acts of war. However, there is no assurance that this government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business.

Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies. In addition, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods based on Israeli government policies. Such business restrictions and boycotts, particularly if they become more widespread, may materially and adversely impact our business.

Furthermore, prior to the attacks by Hamas and Iran, the Israeli government was pursuing extensive changes to Israel’s judicial system. This led to protests at various levels domestically, and investment banks and other investors have voiced concerns that the proposed changes may negatively impact the business environment in Israel. This may, in turn, could slow the flow of international investment and negatively affect our business, financial condition and prospects.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We report under International Financial Reporting Standards as issued by the International Accounting Standards Board and Interpretations. None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar,” “USD $,” “$” or “U.S.” refer to U.S. dollars, the lawful currency of the United States of America. Our functional and presentation currency is the U.S. dollar. Foreign currency transactions in currencies other than U.S. dollars are translated in this prospectus into U.S. dollars using exchange rates in effect at the date of the transactions.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

USE OF PROCEEDS

All of the ADSs offered by YA pursuant to this prospectus will be sold by YA for its account. We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of the ADSs by YA. All net proceeds from the sale of the ADSs covered by this prospectus will go to YA. We expect that the Selling Shareholder will sell its ADSs as described under “Plan of Distribution.”

We will receive the exercise price of the Pre-Funded Warrants exercised by YA for cash. Any proceeds received by us from the exercise of the Pre-Funded Warrants, if any, will be used for general corporate purposes.

DIVIDEND POLICY

We have never declared or paid cash dividends to our shareholders. Currently, we do not intend to pay cash dividends on our equity securities in the foreseeable future and intend to retain all available funds and any future earnings for use in the operation and expansion of our business. We currently intend to reinvest any future earnings, if any, in developing and expanding our business. Any future determination relating to our dividend policy will be at the discretion of our board of directors and will depend on a number of factors, including future earnings, if any, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, applicable Israeli law and other factors our board of directors may deem relevant. If we pay any dividends on our ordinary shares, we will pay those dividends, which shall be payable in respect of the ordinary shares underlying the ADSs, to the Depositary, as the registered holder of such ordinary shares, and the Depositary then will pay such amounts received to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the Deposit Agreement, including net of the fees and expenses payable thereunder and any amounts withheld for taxes or other governmental charges. See the section entitled “Description of American Depositary Shares” in this prospectus.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and our total capitalization (defined as total debt and shareholders’ equity) as of June 30, 2025:

•	on an actual basis;

•
on a pro forma basis to reflect the issuance of 2,247,136 ADSs at a weighted average offering price of approximately $1.48 per ADS for an aggregate of approximately $3.3 million in net proceeds pursuant the Any Market Purchase Agreement and a $8.1 million gain from the transaction with Cumberland described above (the “Pro Forma Adjustments”); and

•
on a pro forma as adjusted basis, to give effect to the Pro Forma Adjustment and to (i) the issuance of 386,593 Initial Equity Share and Pre-Funded Warrants to acquire 590,446 ADSs as part of the Initial Equity Issuance, assuming full exercise into 590,446 ADSs for cash, (ii) the issuance of 488,520 ADSs in the aggregate as the Commitment Shares and (iii) the issuance of 5,000,000 ADSs as Advance Shares at an assumed offering price of $1.36 per ADS, which is the last reported sales price of the ADSs on the Nasdaq on January 16, 2026, after deducting the estimated offering expenses by us.

The actual, pro forma and pro forma as adjusted data included in the table below is unaudited. Investors should read this table in conjunction with our audited and unaudited consolidated financial statements and related notes as of and for the year ended December 31, 2024 and six months ended June 30, 2025, respectively, and management’s discussion and analysis thereon, each as incorporated by reference into this prospectus, as well as “Use of Proceeds” in this prospectus.

The pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the actual public offering price of our securities and other terms of this offering determined at pricing.

	As of June 30, 2025
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Total debt (1)	$22,787	$22,787	$22,787
Ordinary shares, par value NIS 0.01 per share	63,404	131,207	335,314
Additional paid-in capital	350,303	285,801	89,424
Accumulated deficit	$(418,119)	$(410,040)	$(410,146)
Total shareholders’ equity	(4,412)	6,968	14,592
Total capitalization and indebtedness	$18,375	$29,755	$37,379

(1)
Includes $22.3 million reported as current liabilities, which mainly consist of allowance for deductions from revenue, accrued expenses, accounts payable and derivative financial instruments, and $0.5 million reported as non-current liabilities, which consist of royalty obligations. The warrants granted in (i) the underwritten offering consummated in December 2022, and (ii) the registered direct offering consummated in January 2024 were classified as a financial liability due to a net settlement provision. Therefore, some of the proceeds of the issuances were classified as derivative financial instruments and increased the total debt accordingly.

As of June 30, 2025, prior to giving effect to this offering, we had outstanding (i) 25,380,000 Ordinary Shares issuable upon the exercise of outstanding options to purchase Ordinary Shares at a weighted average exercise price of $0.63 per share (equivalent to 2,538 ADSs at a weighted average exercise price of $6,305.93 per ADS), (ii) 8,082,160,000 Ordinary Shares issuable upon the exercise of outstanding warrants to purchase Ordinary Shares at a weighted average exercise price of $0.002 per share (equivalent to 808,216 ADSs at a weighted average exercise price of $19.78 per ADS), and (iii) 103,243 outstanding RSUs, each RSU representing one ADS.

Unless otherwise stated, outstanding share information throughout this prospectus excludes such outstanding securities and assumes no exercise of the outstanding options or warrants or vesting or settlement of the outstanding RSUs, as applicable, described above.

COMPENSATION

    The aggregate compensation paid, and benefits-in-kind granted to or accrued on behalf of all of our directors and executive officers for their services, in all capacities, to us during the year ended December 31, 2025, was approximately $2.3 million. Out of that amount approximately $1.8 million was paid as salary, approximately $0.1 million was attributed to the value of the RSUs granted to senior management and the directors during 2025, approximately $0.3 million was attributed to retirement plans and approximately $0.1 million was attributed to other long-term benefits. No additional amounts have been set aside or accrued by us to provide pension, retirement or similar benefits.

The compensation terms for our directors and officers are derived from their employment agreements and directors’ compensation arrangements and comply with our Compensation Policy for Executive Officers and Directors as approved by our shareholders (the “Compensation Policy”). On November 16, 2023, our board of directors adopted the Policy for Recovery of Erroneously Awarded Compensation (the “Compensation Recovery Policy”), effective as of December 1, 2023, which provides for certain incentive-based compensation (including cash bonuses and equity-based compensation) awarded to our officers to be recovered in the event that we are required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement to which we are subject. On May 26, 2025, at our 2025 Annual General Meeting of Shareholders, our shareholders approved a renewal of the Compensation Policy for a three-year period until May 26, 2028. This description of the Compensation Recovery Policy is qualified by reference to the full text of such policy, which is filed as an exhibit to our Annual Report on Form 20-F filed with the SEC on April 8, 2024.

The table and summary below outline the compensation granted to our five highest compensated directors and officers during the year ended December 31, 2025. The compensation detailed in the table below refers to the actual compensation granted or paid to the director or officer during the year ended December 31, 2025.

			Value of
	Base Salary	Value of	Equity-Based
	or Other	Social	Compensation	All Other
Name and Position of Director or Officer	Payment (1)	Benefits (2)	Granted (3)	Compensation (4)	Total
Dror Ben-Asher, Chief Executive Officer, and Chairman of the Board of Directors (5)	$467,782	$104,510	$30,250	$19,301	$621,843
Rick Scruggs, Chief Commercial Officer (6)	$402,916	$3,381	$20,625	–	$426,922
Razi Ingber, Chief Financial Officer	$269,387	$73,778	$17,875	$19,301	$380,341
Adi Frish, Chief Corporate and Business Development Officer	$248,802	$70,558	$17,875	$18,774	$356,009
Gilead Raday, Chief Operating Officer	$287,294	-	$17,875	$15,805	$320,974

(1)
“Base Salary or Other Payment” means the aggregate yearly gross monthly salaries or other payments with respect to the Company’s Executive Officers and members of the board of directors for the year ended December 31, 2025. Messrs. Ben-Asher and Scruggs do not receive extra compensation for their service as members of the board of directors.

(2)
“Social Benefits” include payments to the National Insurance Institute, advanced education funds, managers’ insurance and pension funds; vacation pay; and recuperation pay as mandated by Israeli and U.S. laws.

(3)
Consists of the fair value of the equity-based compensation granted during the year ended December 31, 2025, in exchange for the directors and officers services recognized as an expense in profit or loss and is carried to the accumulated deficit under equity. The total amount is recognized as an expense over the vesting period of the RSUs.

(4)	“All Other Compensation” includes, among other things, car-related expenses (including tax gross-up), communication expenses, and basic health insurance.
(5)
Mr. Ben-Asher’s employment terms as the Company’s Chief Executive Officer provide that Mr. Ben-Asher is currently entitled to a monthly base gross salary of NIS 124,740 (approximately $39,587). Mr. Ben-Asher is further entitled to vacation days, sick days and convalescence pay in accordance with the market practice and applicable law, monthly remuneration for a study fund, contribution by the Company to an insurance policy and pension fund, and additional benefits, including communication expenses reimbursement of up to NIS 3,500 per year for private medical insurance, and coverage of one annual comprehensive medical check-up. In addition, Mr. Ben-Asher is entitled to reimbursement of car-related expenses from the Company. Mr. Ben-Asher’s employment terms include an advance notice period of 12 months by the Company and 90 days by Mr. Ben-Asher. During such an advance notice period, Mr. Ben-Asher will be entitled to all of the compensation elements, and to the continuation of vesting of any options or restricted shares granted to him. Additionally, in the event Mr. Ben-Asher’s employment is terminated in connection with a “change in control” he will be entitled to a special one-time payment equal to his then-current monthly salary multiplied by 18. A “change in control” is defined under the change in control employee retention plan (the “CIC Plan”) as follows: (1) the consummation of any merger, consolidation, reorganization, or similar transaction or series of related transactions of the Company with another entity, other than a merger, consolidation, reorganization, or similar transaction or series of related transactions which would result in the shareholders of the Company immediately preceding the transaction beneficially owning, immediately after the transaction, at least 50% of the combined voting power of the outstanding securities of the surviving or resulting entity (or its parent); (2) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act or “group” (two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, or disposing of the applicable securities referred to herein) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (3) the election of a board of directors over a three-year period or less, the majority of which is not supported by at least a majority of the then existing board of directors of the Company; or (4) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company (other than to an entity controlled by the Company).

(6)
Mr. Rick Scruggs’ employment term as the Company's Chief Commercial Officer provides that Mr. Scruggs is currently entitled to a monthly base gross salary of approximately $33,858. Mr. Scruggs is further entitled to vacation days and sick days in accordance with the market practice and applicable law, contribution by the Company to welfare benefits insurance policies, and additional benefits, including communication expenses. Mr. Scruggs will be entitled to payment of severance in the amount of 12 months’ base salary at the time of termination in the event Mr. Scruggs’ employment is terminated without cause by the Company. Mr. Scruggs’s employment terms also include an advance notice period of 60 days by either party. During such an advance notice period, Mr. Scruggs will be entitled to all of the compensation elements, and to the continuation of vesting of any options or restricted shares granted to him. Additionally, in the event Mr. Scruggs’s employment is terminated in connection with a “change in control” he will be entitled to a special one-time payment equal to his then-current monthly salary and retirement benefits, including payments to an advanced study fund and pension arrangement, multiplied by 12. A “change in control” is defined in the same manner as defined for Mr. Ben-Asher as described in footnote (5) above.

Employment Agreements

We have entered into employment or consultant agreements with each of our executive officers. All of these agreements contain customary provisions regarding non-competition, confidentiality of information and assignment of inventions. However, the enforceability of the non-competition provisions may be limited under applicable laws.

For information on exemption and indemnification letters granted to our directors and officers, please see “Board Practices – Exemption, Insurance and Indemnification of Directors and Officers.”

Director Compensation

We currently pay our non-executive directors (i) an annual cash fee retainer of $26,000, (ii) a committee membership annual cash fee retainer of (a) $6,500 to each Audit Committee member and (b) $6,000 to each Compensation Committee member and (iii) a committee chairperson annual cash fee retainer in an amount that is higher than the annual cash fee payable to other members of that committee (as described in clause (ii) above) by 50% to each of the Audit Committee and Compensation Committee chairs (without duplication of the fees paid under clause (ii)).  These amounts reflect the voluntary deferral by our directors of a portion of their director fees, as described below.

Change in Control Retention Plan and Agreements; Severance Arrangements

We have adopted a change in control employee retention plan (the “Plan”) and entered into employment agreements (the “Employment Agreements”) providing for compensation to Company employees, in the event of a change in control (as defined by the Plan and the Employment Agreements), subject to the satisfaction of various conditions. Compensation to employees would be up to 12 months’ salary depending on employee seniority and years with the Company.

Compensation Policy

On May 13, 2022, our shareholders approved the Compensation Policy for our directors and officers in accordance with the Israeli Companies Law, pursuant to which we are required to determine the compensation of our directors and officers, and which must be approved by our shareholders every three years. The Compensation Policy was previously approved by our board of directors, upon the recommendation of our compensation committee and includes certain amendments to comply with applicable regulatory requirements.

The term of the Compensation Policy is three years from the date that it is approved by the Company’s shareholders. Our Compensation Policy principles were designed to grant proper, fair and well-considered remuneration to our officers, in alignment with our long-term best interests and overall organizational strategy. Part of the rationale is that our Compensation Policy should encourage our officers to identify with our objectives, and an increase in officers’ satisfaction and motivation should retain the employment of high-quality officers in our service over the long term.

On May 5, 2025, our shareholders approved an amended version of our compensation policy for an additional three-year period until May 26, 2028. The terms of the amended Compensation Policy are otherwise the same as the Compensation Policy adopted in 2022 and aligned with the relevant sections from the Recovery Policy adopted in 2023.

Employees

As of December 31, 2025, we had 13 employees, of which 11 provide services in Israel and 2 provide services in the U.S. In addition, we also receive services from 10 consultants, of which three are in the U.S., four are in Canada and two are in Israel.

	As of December 31,
	2025		2024		2023
	Company		Company		Company
	Employees	Consultants	Employees	Consultants	Employees	Consultants
Management and administration	11	—	12	—	14	—
Research and development	1	10	1	10	1	8
Commercial operations	2	—	11	—	38	—

While none of our employees are party to a collective bargaining agreement, certain provisions of the collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordination Bureau of Economic Organizations (including the Industrialists’ Associations) are applicable to our employees by order of the Israel Ministry of Labor. These provisions primarily concern the length of the workday, minimum daily wages for professional workers, pension fund benefits for all employees, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay and other conditions of employment. We generally provide our employees with benefits and working conditions beyond the required minimums. Following the Cumberland transaction in October 2025 and the establishment of Talicia Holdings, certain employees of RedHill Biopharma Inc. transitioned to employees of Talicia Holdings and dedicated their activities to supporting the Talicia® business.

We have never experienced any employment-related work stoppages and believe our relationship with our employees is good.

BOARD PRACTICES

Appointment of Directors and Terms of Officers

Pursuant to our articles of association, the size of our board of directors shall be no less than five persons and no more than eleven persons, including any external directors whose appointment is required by law. The directors who are not external directors are divided into three classes, as nearly equal in number as possible. At each annual general meeting, which is required to be held annually, but not more than fifteen months after the prior annual general meeting, the term of one class of directors expires, and the directors of such class are re-nominated to serve an additional three-year term that expires at the annual general meeting held in the third year following such election. This process continues indefinitely. A simple majority shareholder vote may elect directors for a term of less than three years in order to ensure that the three groups of directors have as equal a number of directors as possible as provided above. The directors of the first class, currently consisting of Dr. Shmuel Cabilly and Mr. Rick Scruggs, will hold office until our annual general meeting to be held in the year 2026. The directors of the second class, currently consisting of Mr. Ofer Tsimchi and Dr. Roni Mamluk will hold office until our annual general meeting to be held in the year 2027. The directors of the third class, currently consisting of Mr. Dror Ben-Asher and Dr. Kenneth Reed, will hold office until our annual general meeting to be held in the year 2028. Until the next annual general meeting, the board of directors may elect new directors to fill vacancies or increase the number of members of the board of directors up to the maximum number provided in our articles of association. Any director so appointed may hold office until the first general shareholders’ meeting convened after the appointment. See “Board Practices – Independent and External Directors – Israeli Companies Law Requirements” below for a description of the adoption by the Company of the corporate governance exemptions set forth in Regulation 5D of the Israeli Companies Regulations (Relief for Public Companies with Shares Listed for Trading on a Stock Market Outside of Israel), 5760-2000, including with respect to external directors.

Pursuant to the Israeli Companies Law, one may not be elected and may not serve as a director in a public company if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his duties as a director in the company, taking into consideration, among other things, the special needs and size of the company. In addition, a public company may convene an annual general meeting of shareholders to elect a director, and may elect such director, only if prior to such shareholders meeting, the nominee declares, among other things, that he or she possesses all of the required qualifications to serve as a director (and lists such qualifications in such declaration) and has the ability to dedicate an appropriate amount of time for the performance of his duties as a director of the company.

Under the Israeli Companies Law, entry by a public company into a contract with a non-controlling director as to the terms of his office, including exculpation, indemnification or insurance, requires the approval of the compensation committee, the board of directors and the shareholders of the company.

The Israeli Companies Law requires that the terms of service and engagement of the chief executive officer, directors or controlling shareholders (or a relative thereof) receive the approval of the compensation committee, board of directors, and shareholders, subject to limited exceptions. The appointment and terms of office of a company’s officers, other than directors and the general manager (i.e., chief executive officer) are subject to the approval by first, the company’s compensation committee; second, the company’s board of directors, in each case subject to the company’s compensation policy, and then approved by its shareholders. However, in special circumstances, they may approve the appointment and terms of office of officers inconsistent with such policy, provided that (i) they have considered those provisions that must be included in the compensation policy according to the Israeli Companies Law and (ii) shareholder approval is obtained (by a majority of shareholders that does not include the controlling shareholders of the company and any shareholders interested in the approval of the compensation). However, if the shareholders of the company do not approve a compensation arrangement with an officer inconsistent with the company’s compensation policy, in special situations the compensation committee and the board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide detailed reasons for their decision. In addition, non-material amendments to the compensation of a public company’s officers (other than the chief executive officer and the directors) may be approved by the chief executive officer of the company if the company’s compensation policy establishes that non-material amendments within the parameters established in the compensation policy may be approved by the chief executive officer, so long as the compensation is consistent with the company’s compensation policy. An amendment to the Israeli Companies Law requires that the board and shareholders (with approval by a “special majority” as further discussed below) adopt a compensation policy applicable to the company’s directors and officers which must take into account, among other things, providing proper incentives to directors and officers, the risk management of the company, the officer’s contribution to achieving corporate objectives and increasing profits, and the function of the officer or director. Under the Israeli Companies Law, a “special majority” requires (i) the vote of at least a majority of the shares held by shareholders who are not controlling shareholders or have a personal interest in the proposal (shares held by abstaining shareholders are not taken into account); or (ii) that the aggregate number of shares voting against the proposal held by such shareholders does not exceed 2% of the company’s voting shareholders.

The compensation paid to a public company’s chief executive officer is required to be approved by, first, the company’s compensation committee; second, the company’s board of directors; and third, unless exempted under the regulations promulgated under the Israeli Companies Law, by the company’s shareholders (by a special majority vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision if each of the compensation committee and the board of directors provide a detailed report for their decision. The renewal or extension of the engagement with a public company’s chief executive officer need not be approved by the shareholders of the company if the terms and conditions of such renewal or extension are no more beneficial than the previous engagement or there is no substantial difference in the terms and conditions under the circumstances, and the terms and conditions of such renewal or extension are in accordance with the company’s compensation policy. The compensation committee and board of directors approval should be in accordance with the company’s stated compensation policy; however, in special circumstances, they may approve compensation terms of a chief executive officer that are inconsistent with such policy provided that they have considered those provisions that must be included in the compensation policy according to the Israeli Companies Law and that shareholder approval was obtained (by a special majority vote as discussed above with respect to the approval of director compensation). The compensation committee may waive the shareholder approval requirement with regards to the approval of the initial engagement terms of a candidate for the chief executive officer position, if they determine that the compensation arrangement is consistent with the company’s stated compensation policy, and that the chief executive officer did not have a prior business relationship with the company or a controlling shareholder of the company and that subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. The engagement with a public company’s chief executive officer need not be approved by the shareholders of the company with respect to the period from the commencement of the engagement until the next shareholder meeting convened by the company, if the terms and conditions of such engagement were approved by the compensation committee and the board of directors of the company, the terms and conditions of such engagement are in accordance with the company’s compensation policy approved in accordance with the Israeli Companies Law, and if the terms and conditions of such engagement are no more beneficial than the terms and conditions of the person previously serving in such role or there is no substantial difference in the terms and conditions of the previous engagement versus the new one under the circumstances, including the scope of engagement.

We have service contracts with two of our directors, Dror Ben-Asher and Rick Scruggs, that provide for benefits upon termination of their employment. For more information, see “Compensation.”

In June 2022, our directors and officers voluntarily deferred 20% of their fees or salary (as the case may be), which amounts may be fully or partially paid at a later date, subject to several conditions. In June 2023 (only the officers) and October 2023, our directors and officers voluntarily deferred an additional sum of the cash compensation due to them under their respective employment agreements or compensation arrangements, as the case may be.

Independent and External Directors – Israeli Companies Law Requirements

We are subject to the provisions of the Israeli Companies Law. The Israeli Minister of Justice has adopted regulations exempting companies like us whose shares are traded outside of Israel from some provisions of the Israeli Companies Law.

Under the Israeli Companies Law, except as provided below, companies incorporated under the laws of Israel whose shares are either (i) listed for trading on a stock exchange or (ii) have been offered to the public in or outside of Israel and are held by the public (Public Company) are required to appoint at least two external directors.

Our board of directors has resolved to adopt the corporate governance exception set forth in Regulation 5D of the Israeli Companies Regulations (the “Regulation”). In accordance with the Regulation, a public company with securities listed on certain foreign exchanges, including the Nasdaq Stock Market, that satisfies the applicable foreign country laws and regulations that apply to companies organized in that country relating to the appointment of independent directors and composition of audit and compensation committees and have no controlling shareholder are exempt from the requirement to appoint external directors or comply with the audit committee and compensation committee composition requirements under the Israeli Companies Law. In accordance with our board of directors’ resolution, pursuant to the Regulation, we intend to comply with the Nasdaq Listing Rules in connection with a majority of independent directors on the board of directors and in connection with the composition of each of the audit committee and the compensation committee, in lieu of such requirements of the Israeli Companies Law.

The foregoing exemptions will continue to be available to us so long as: (i) we do not have a “controlling shareholder” (as such term is defined under the Israeli Companies Law), (ii) our shares are traded on a U.S. stock exchange, including Nasdaq, and (iii) we comply with the Nasdaq rules applicable to domestic U.S. companies. If in the future we were to have a controlling shareholder, we would again be required to comply with the requirements relating to external directors and composition of the audit committee and compensation committee.

Under the Israeli Companies Law, the term “controlling shareholder” means a shareholder with the ability to direct the activities of the company, other than if this power derives solely from his/her position on the board of directors or any other position with the company. A shareholder is presumed to be a controlling shareholder if the shareholder holds 50% or more of the voting rights in a company or has the right to appoint the majority of the directors of the company or its general manager. For the purpose of approving transactions with controlling shareholders, the term “controlling shareholder” also includes any shareholder that holds 25% or more of the voting rights of the company if no other shareholder holds more than 50% of the voting rights in the company.

Committees

Israeli Companies Law Requirements

Our board of directors has established two standing committees, the audit committee and the compensation committee. To streamline oversight functions, the responsibilities of the investment committee were assigned in December 2024 to the audit committee.

Audit Committee

Under the Israeli Companies Law, the board of directors of a public company must appoint an audit committee. Except in the case of companies listed on foreign stock exchanges, including the Nasdaq Stock Market, which have adopted the corporate governance exceptions set forth in the Regulation, such as us, as described under “- Independent and External Directors – Israeli Companies Law Requirements”, who are exempt from the audit committee composition requirements under the Companies Law, an audit committee of a public company under the Israeli Companies Law must be comprised of at least three directors including all of the external directors.

In addition, the Israeli Companies Law provides that the majority of the members of the audit committee, as well as the majority of members present at audit committee meetings, must be “independent” (as such term is defined below) and the chairman of the audit committee must be an external director. In addition, the following are disqualified from serving as members of the audit committee: the chairman of the board of directors, the controlling shareholder and her or his relatives, any director employed by the company or by its controlling shareholder or by an entity controlled by the controlling shareholder, a director who regularly provides services to the company or to its controlling shareholder or to an entity controlled by the controlling shareholder, and any director who derives most of its income from the controlling shareholder. Any persons not qualified from serving as a member of the audit committee may not be present at the audit committee meetings during the discussion and at the time decisions are made, unless the chairman of the audit committee determines that the presence of such person is required to present a matter to the meeting or if such person qualifies under an available exemption in the Israeli Companies Law.

An “independent director” is defined as an external director or a director who meets the following conditions: (i) satisfies certain conditions for appointment as an external director (as described above) and the audit committee has determined that such conditions have been met and (ii) has not served as a director of the company for more than nine consecutive years, with any interruption of up to two years in service not being deemed a disruption in the continuity of such service.

The role of the audit committee under the Israel Companies Law is to examine suspected flaws in our business management, in consultation with the internal auditor or our independent accountants and suggest an appropriate course of action in order to correct such flaws. In addition, the approval of the audit committee is required to effect specified actions and related party transactions.

Additional functions to be performed by the audit committee include, among others, the following:

•	the determination whether certain related party actions and transactions are “material” or “extraordinary” for purposes of the requisite approval procedures;
•	to determine whether to approve actions and transactions that require audit committee approval under the Israel Companies Law;
•	to assess the scope of work and compensation of the company’s independent accountant;
•
to assess the company’s internal audit system and the performance of its internal auditor and if the necessary resources have been made available to the internal auditor considering the company’s needs and size; and

•	to determine arrangements for handling complaints of employees in relation to suspected flaws in the business management of the company and the protection of the rights of such employees.

Our audit committee also serves as our financial statements committee. The members of our audit committee are Mr. Ofer Tsimchi (Chairman), Dr. Kenneth Reed and Dr. Roni Mamluk.

An amendment to the Israeli Companies Law allows a company whose audit committee’s composition meets the requirements set for the composition of a compensation committee (as further detailed below) to have one committee acting as both audit and compensation committees. As of the date of this Annual Report, we have not elected to have one committee acting as both the audit and the compensation committees.

Our audit committee assumed the responsibilities of the investment committee, assisting the board in executing its duties related to our financial and investment strategies and policies. This includes establishing policies and guidelines, as well as monitoring their implementation. The committee is also authorized to approve specific financial transactions, assess risks related to the management of our finances, and evaluate measures for mitigating these risks. Additionally, it reviews our financial controls, reporting processes, and other finance-related matters.

Compensation Committee

According to the Israeli Companies Law, the board of directors of a public company must establish a compensation committee. Except in the case of companies listed on foreign stock exchanges, including the Nasdaq Stock Market, which have adopted the corporate governance exceptions set forth in the Regulation, such as us, as described under “- Independent and External Directors – Israeli Companies Law Requirements”, who are exempt from the compensation committee composition requirements under the Companies Law, the Israeli Companies Law requires that the compensation committee must consist of at least three directors and include all of the external directors who must constitute a majority of its members. The remaining members must be qualified to serve on the audit committee pursuant to the Israeli Companies Law requirements described above. The compensation committee chairman must be an external director and any persons not qualified from serving as a member of the compensation committee may not be present at the compensation committee meetings during the discussion and at the time decisions are made, unless the chairman of the compensation committee determines that the presence of such person is required to present a matter to the meeting or if such person qualifies under an available exemption in the Israeli Companies Law.

Our compensation committee, which consists of Ofer Tsimchi (Chairman), Dr. Kenneth Reed and Dr. Roni Mamluk, administers issues relating to our global compensation plan with respect to our employees, directors, and consultants. Our compensation committee is responsible for making recommendations to the board of directors regarding the issuance of share options and compensation terms for our directors and officers and for determining salaries and incentive compensation for our executive officers and incentive compensation for our other employees and consultants. Each of the members of the compensation committee is “independent” as such term is defined in the Nasdaq Listing Rules.

Nasdaq Stock Market Requirements

Under the Nasdaq Listing Rules, we are required to maintain an audit committee consisting of at least three members, all of whom are independent and are financially literate and one of whom has accounting or related financial management expertise.

The independence requirements of Rule 10A‑3 of the Exchange Act implement two basic criteria for determining independence:

•
audit committee members are barred from accepting directly or indirectly any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board of directors and any board committee; and

•	audit committee members may not be an “affiliated person” of the issuer or any subsidiary of the issuer apart from her or his capacity as a member of the board of directors and any board committee.

The SEC has defined “affiliate” for non-investment companies as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.” The term “control” is intended to be consistent with the other definitions of this term under the Exchange Act, as “the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.” A safe harbor has been adopted by the SEC, under which a person who is not an executive officer or 10% shareholder of the issuer would be deemed not to have control of the issuer.

In accordance with the Sarbanes-Oxley Act of 2002 and the Nasdaq Listing Rules, the audit committee is directly responsible for the appointment, compensation, and performance of our independent auditors. In addition, the audit committee is responsible for assisting the board of directors in reviewing our annual financial statements, the adequacy of our internal control and our compliance with legal and regulatory requirements. The audit committee also oversees our major financial risk exposures and policies for managing such potential risks, discusses with management and our independent auditor significant risks or exposure and assesses the steps management has taken to minimize such risk.

As noted above, the members of our audit committee include Mr. Ofer Tsimchi, Dr. Roni Mamluk and Dr. Kenneth Reed, with Mr. Tsimchi serving as Chairman. All members of our audit committee meet the requirements for financial literacy under the Nasdaq Listing Rules. Our board of directors has determined that each of Mr. Ofer Tsimchi and Dr. Kenneth Reed is an audit committee financial expert as defined by the SEC rules and all members of the audit committee have the requisite financial experience as defined by the Nasdaq Listing Rules. Each of the members of the audit committee is “independent” as such term is defined in Rule 10A‑3(b)(1) under the Exchange Act.

Internal Auditor

Under the Israeli Companies Law, the board of directors must appoint an internal auditor proposed by the audit committee. The role of the internal auditor is, among others, to examine whether our actions comply with the law and orderly business procedure. Under the Israeli Companies Law, the internal auditor may not be an interested party, an officer or a director, a relative of an interested party, or a relative of an officer or a director, nor may the internal auditor be our independent accountant or its representative. In December 2024, Mr. Alon Amit, CEO of Internal Audit at Raveh Ravid & Co., was elected to serve as our internal auditor. Mr. Alon Amit replaced the position of Ms. Tal Yaron of Deloitte Israel.

Duties of Directors and Officers and Approval of Specified Related Party Transactions under the Israeli Companies Law

Fiduciary Duties of Officers

The Israeli Companies Law imposes a duty of care and a duty of loyalty on all directors and officers of a company, including directors and executive officers. The duty of care requires a director or an officer to act with the level of care, according to which a reasonable director or officer in the same position would have acted under the same circumstances.

The duty of care includes a duty to use reasonable means to obtain:

•	information on the appropriateness of a given action brought for the directors’ or officer’s approval or performed by such person by virtue of such person’s position; and
•	all other important information pertaining to the previous actions.

The duty of loyalty requires a director or an officer to act in good faith and for the benefit of the company and includes a duty to:

•	refrain from any action involving a conflict of interest between the performance of the director’s or officer’s duties in the company and such person’s personal affairs;
•	refrain from any activity that is competitive with the company’s business;
•	refrain from usurping any business opportunity of the company to receive a personal gain for the director, officer or others; and
•	disclose to the company any information or documents relating to a company’s affairs which the director or officer has received due to such person’s position as a director or an officer.

Under the Israeli Companies Law, subject to certain exceptions, directors’ compensation arrangements require the approval of the compensation committee, the board of directors and the shareholders.

The Israeli Companies Law requires that a director or an officer of a company promptly and, in any event, not later than the first board meeting at which the transaction is discussed, disclose any personal interest that he may have, and all related material facts or document known to such person, in connection with any existing or proposed transaction by the company. A personal interest of a director or an officer (which includes a personal interest of the director’s or officer’s relative) is in a company in which the director or officer or the director’s or officer’s relative is: (i) a shareholder which holds 5% or more of a company’s share capital or its voting rights, (ii) a director or a general manager, or (iii) in which the director or officer has the right to appoint at least one director or the general manager. A personal interest also includes a personal interest of a person who votes according to a proxy of another person, even if the other person has no personal interest, and a personal interest of a person who gave a proxy to another person to vote on his behalf – in each case, regardless whether discretion with respect to how to vote lies with the person voting or not. In the case of an extraordinary transaction, the director’s or the officer’s duty to disclose also applies to a personal interest of the director or officer’s relative.

Under the Israeli Companies Law, an extraordinary transaction is a transaction:

•	other than in the ordinary course of business;
•	other than on market terms; or
•	that is likely to have a material impact on the company’s profitability, assets or liabilities.

Under the Israeli Companies Law, once a director or an officer complies with the above disclosure requirement, the board of directors may approve an ordinary transaction between the company and a director or an officer, or a third party in which a director or an officer has a personal interest, unless the articles of association provide otherwise. A transaction that does not benefit the company’s interest cannot be approved. Subject to certain exceptions, the compensation committee and the board of directors must approve the conditions and term of office of an officer (who is not a director).

If the transaction is an extraordinary transaction, both the audit committee and the board of directors, in that order, must approve the transaction. Under specific circumstances, shareholder approval may also be required. Whoever has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee, may not be present at this meeting or vote on this matter. However, if the chairman of the board of directors or the chairman of the audit committee has determined that the presence of such person is required to present a matter at the meeting; such officer holder may be present at the meeting. Notwithstanding the foregoing, if the majority of the directors have a personal interest in a matter, a director who has the personal interest in this matter may be present at this meeting or vote on this matter, but the board of directors’ decision requires the shareholder approval.

Controlling Shareholder Transactions and Actions

Under the Israeli Companies Law, the disclosure requirements which apply to a director or an officer also apply to a controlling shareholder of a public company and to a person who would become a controlling shareholder as a result of a private placement. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, including a private placement in which a controlling shareholder has a personal interest; and the terms of engagement of the company, directly or indirectly, with a controlling shareholder or his or her relative (including through a corporation controlled by a controlling shareholder), regarding the company’s receipt of services from the controlling shareholder, and if such controlling shareholder is also a director or an officer of the company or an employee, regarding his or her terms of office and employment, require the approval of the audit committee, the board of directors and the shareholders of the company, in that order. The shareholders’ approval must include either:

•
a majority of the shareholders who have no personal interest in the transaction and who are participating in the voting, in person, by proxy or by written ballot, at the meeting (votes abstaining not being taken into account); or

•	the total number of shares voted against the proposal by shareholders without a personal interest does not exceed 2% of the aggregate voting rights in the Company.

In addition, any such transaction whose term is more than three years requires the above-mentioned approval every three years, unless, with respect to transactions not involving the receipt of services or compensation, the audit committee approves a longer term as reasonable under the circumstances.

However, under regulations, promulgated pursuant to the Israeli Companies Law, certain transactions between a company and its controlling shareholders, or the controlling shareholder’s relative, do not require shareholder approval.

The Israeli Companies Law requires that every shareholder that participates, either by proxy or in person, in a vote regarding a transaction with a controlling shareholder indicate whether or not that shareholder has a personal interest in the vote in question, the failure of which results in the invalidation of that shareholder’s vote.

The Israeli Companies Law further provides that an acquisition of shares or voting rights in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% of the voting rights of the company, unless there is a holder of more than 45% of the voting rights of the company or would become a holder of 25% of the voting rights unless there is another person holding 25% of the voting rights. This restriction does not apply to:

•	an acquisition of shares in a private placement, if the acquisition had been approved in a shareholders meeting under certain circumstances;
•	an acquisition of shares from a holder of at least 25% of the voting rights, as a result of which a person would become a holder of at least 25% of the voting rights; and
•	an acquisition of shares from a holder of more than 45% of the voting rights, as a result of which the acquirer would become a holder of more than 45% of the voting rights in the company.

The Israeli Companies Law further provides that a shareholder has a duty to act in good faith toward the company and other shareholders when exercising his rights and duties and must refrain from oppressing other shareholders, including in connection with the voting at a shareholders’ meeting on:

•	any amendment to the articles of association;
•	an increase in the company’s authorized share capital;
•	a merger; or
•	approval of certain transactions with control persons and other related parties, which require shareholder approval.

In addition, any controlling shareholder, any shareholder who knows that it possesses power to determine the outcome of a shareholder vote and any shareholder who, pursuant to the provisions of a company’s articles of association, has the power to appoint or prevent the appointment of a director or an officer in the company, or has any other power over the company, is under a duty to act with fairness toward the company. Under the Israeli Companies Law, the laws that apply to a breach of a contract will generally also apply to a breach of the duty of fairness.

Exemption, Insurance, and Indemnification of Directors and Officers

Exemption of Officers and Directors

Under the Israeli Companies Law, a company may not exempt an officer or director from liability with respect to a breach of his duty of loyalty, but may exempt in advance an officer or director from liability to the company, in whole or in part, with respect to a breach of his duty of care, except in connection with a prohibited distribution made by the company, if so provided in its articles of association. Our articles of association provide for this exemption from liability for our directors and officers.

Directors’ and Officers’ Insurance

The Israeli Companies Law and our articles of association provide that, subject to the provisions of the Israeli Companies Law, we may obtain insurance for our directors and officers for any liability stemming from any act performed by an officer or director in his capacity as an officer or director, as the case may be with respect to any of the following:

•	a breach of such officer’s or director’s duty of care to us or to another person;
•
a breach of such officer’s or director’s duty of loyalty to us, provided that such officer or director acted in good faith and had reasonable cause to assume that his act would not prejudice our interests;

•	a financial liability imposed upon such officer or director in favor of another person;
•
financial liability imposed on the officer or director for payment to persons or entities harmed as a result of violations in administrative proceedings as described in Section 52(54)(a)(1)(a) of the Israeli Securities Law (“Party Harmed by the Breach”);

•	expenses incurred by such officer or director in connection with an administrative proceeding conducted in this matter, including reasonable litigation expenses, including legal fees; or
•	a breach of any duty or any other obligation, to the extent insurance may be permitted by law.

Pursuant to the Compensation Policy, we may obtain a directors’ and officers’ liability insurance policy, which would apply to our or our subsidiaries’ directors and officers, as they may be, from time to time, subject to the following terms and conditions: (a) the total insurance coverage under the insurance policy may not exceed $100 million; and (b) the purchase of such policy must be approved by the Compensation Committee (and, if required by law, by the board of directors) which shall determine that such policy reflects the current market conditions and that it does not materially affect the Company's profitability, assets or liabilities. In addition, pursuant to our Compensation Policy, should we sell our operations (in whole or in part) or in case of a merger, spin-off or any other significant business combination involving us or part or all of our assets, we may obtain a director’s and officers’ liability insurance policy (run-off) for our directors and officers in office with regard to the relevant operations, subject to the following terms and conditions: (a) the insurance term may not exceed seven years; (b) the coverage amount may not exceed $100 million; and (c) the purchase of such policy must be approved by the Compensation Committee (and, if required by law, by the board of directors) which shall determine that such policy reflects the current market conditions and that it does not materially affect the Company's profitability, assets or liabilities. The Compensation Policy is in effect for three years from the 2025 annual general meeting.

Pursuant to the foregoing approvals, we carry directors’ and officers’ liability insurance. This insurance is renewed on an annual basis.

Indemnification of Officers and Directors

The Israeli Companies Law provides that a company may indemnify an officer or director for payments or expenses associated with acts performed in his capacity as an officer or director of the company, provided the company’s articles of association include the following provisions with respect to indemnification:

•
a provision authorizing the company to indemnify an officer or director for future events with respect to a monetary liability imposed on him in favor of another person pursuant to a judgment (including a judgment given in a settlement or an arbitrator’s award approved by the court), so long as such indemnification is limited to types of events which, in the board of directors’ opinion, are foreseeable at the time of granting the indemnity undertaking given the company’s actual business, and in such amount or standard as the board of directors deems reasonable under the circumstances. Such undertaking must specify the events that, in the board of directors’ opinion, are foreseeable in view of the company’s actual business at the time of the undertaking and the amount or the standards that the board of directors deemed reasonable at the time;

•
a provision authorizing the company to indemnify an officer or director for future events with respect to reasonable litigation expenses, including counsel fees, incurred by an officer or director in which he is ordered to pay by a court, in proceedings that the company institutes against him or instituted on behalf of the company or by another person, or in a criminal charge of which he was acquitted, or a criminal charge in which he was convicted of a criminal offense that does not require proof of criminal intent;

•
a provision authorizing the company to indemnify an officer or director for future events with respect to reasonable litigation fees, including attorney’s fees, incurred by an officer or director due to an investigation or proceeding filed against him by an authority that is authorized to conduct such investigation or proceeding, and that resulted without filing an indictment against him and without imposing on him financial obligation in lieu of a criminal proceeding, or that resulted without filing an indictment against him but with imposing on him a financial obligation as an alternative to a criminal proceeding in respect of an offense that does not require the proof of criminal intent or in connection with a monetary sanction;

•	a provision authorizing the company to indemnify an officer or director for future events with respect to a Party Harmed by the Breach;
•
a provision authorizing the company to indemnify an officer or director for future events with respect to expenses incurred by such officer or director in connection with an administrative proceeding, including reasonable litigation expenses, including legal fees; and

•	a provision authorizing the company to indemnify an officer or director retroactively.

Limitations on Insurance, Exemption and Indemnification

The Israeli Companies Law and our articles of association provide that a company may not exempt or indemnify a director or an officer nor enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•
a breach by the officer or director of his duty of loyalty, except for insurance and indemnification where the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the officer or director of his duty of care if the breach was done intentionally or recklessly, except if the breach was solely as a result of negligence;
•	any act or omission done with the intent to derive an illegal personal benefit; or
•	any fine, civil fine, monetary sanctions, or forfeit imposed on the officer or director.

In addition, under the Israeli Companies Law, exemption of, indemnification of, and procurement of insurance coverage for, our directors and officers must be approved by our audit committee and board of directors and, in specified circumstances, by our shareholders.

Letters of Indemnification

We may provide a commitment to indemnify in advance any director or officer of ours in the course of such person’s position as our director or officer, all subject to the letter of indemnification, as approved by our shareholders from time to time and in accordance with our articles of association. We may provide retroactive indemnification to any officer to the extent allowed by the Israeli Companies Law. As approved by our shareholders on May 13, 2022, the amount of the advance indemnity is limited to the higher of 25% of our then shareholders’ equity, per our most recent annual financial statements, or $10 million.

As part of the indemnification letters, we exempted our directors and officers, in advance, to the extent permitted by law, from any liability for any damage incurred by them, either directly or indirectly, due to the breach of an officer’s or director’s duty of care vis-à-vis us, within his acts in his capacity as an officer or director. The letter provides that so long as not permitted by law, we do not exempt an officer or director in advance from his liability to us for a breach of the duty of care upon distribution, to the extent applicable to the officer or director, if any. The letter also exempts an officer or director from any liability for any damage incurred by him, either directly or indirectly, due to the breach of the officer or director’s duty of care vis-à-vis us, by his acts in his capacity as an officer or director prior to the letter of exemption and indemnification becoming effective.

MAJOR SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares by each person or entity known to us to beneficially own 5% or more of our outstanding ordinary shares.

The beneficial ownership of our ordinary shares is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. We deem ordinary shares issuable pursuant to options or warrants that are currently exercisable or exercisable within 60 days of January 21, 2026, and ordinary shares underlying RSUs that vest within 60 days of January 21, 2026, if any, to be outstanding and to be beneficially owned by the person holding the options, warrants or RSUs for the purposes of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The calculation of beneficial ownership is based on 51,128,851,000  ordinary shares outstanding as of January 21, 2026. None of the holders of the ordinary shares listed in this table have voting rights different from other holders of ordinary shares.

Name	Number of Ordinary Shares Beneficially Held	Percent of Class
YA II PN, LTD (1)	5,107,770,000	9.99%
R&S United Services Inc. (2)	3,029,016,000	5.92%

(1)
All investment decisions for YA are made by Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092. For more information about YA's holdings, see "Selling Shareholder" below.

(2)
To the best of our knowledge, R&S United Services Inc. is the direct holder of the ordinary shares in the table above, exercises voting and investment power over the ordinary shares, and thus may be deemed to beneficially own the ordinary shares. Avi Polischuk, as the President of R&S United Services, may be deemed to beneficially own the ordinary shares held by the R&S United Services. The address of R&S United Services is 15 Ranick Drive West, Amityville, NY 11701.

To the best of our knowledge, we are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

SELLING SHAREHOLDER

This prospectus relates to resale from time to time by YA, of up to 6,465,559 ADSs, each ADS representing ten thousand (10,000) Ordinary Shares, issued and that may be issued by us to YA pursuant to the Purchase Agreement, consisting of (i) 386,593 ADSs issued as Initial Equity Shares upon execution of the Purchase Agreement, (ii) 590,446 ADSs issuable upon exercise of the Pre-Funded Warrants issued upon execution of the Purchase Agreement, (iii) 122,130 ADSs issued as Initial Commitment Shares upon execution of the Purchase Agreement, (iv) 366,390 ADSs to be issued to YA as Subsequent Commitment Shares in three equal installments – on the 90th day, 180th day and 270th day anniversary of the execution of the Purchase Agreement, and (v) 5,000,000 ADSs as the Advance Shares that we may elect to sell to YA, in our sole discretion, from time to time during the Commitment Period. We are registering the ADSs pursuant to the Purchase Agreement in order to permit YA to offer the shares for resale from time to time. For additional information regarding the Purchase Agreement and the issuance of Ordinary Shares covered by this prospectus, see the section titled “Prospectus Summary—Recent Events—Standby Equity Purchase Agreement with YA” above. Except for the transactions contemplated by the Purchase Agreement or as otherwise disclosed in this prospectus, YA has not had any material relationship with us within the past three years.

YA is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Any underwriters, broker-dealers or agents that participate in the sale of the ADSs or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act.

The table below presents information regarding YA and information regarding its beneficial ownership of ADSs. The percentage of beneficial ownership for YA is based on 5,112,885 ADSs outstanding as of January 21, 2026. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. ADSs subject to warrants currently exercisable, or exercisable within 60 days of January 21, 2026, as well as all ADSs registered herein, are counted as outstanding for computing the holdings of the selling shareholder holding such options or warrants. YA has sole voting and investment power with respect to the ADSs listed in the table below. The second column lists the number of ADSs beneficially owned by YA based on its ownership of the ADSs as of January 21, 2026, subject to the beneficial ownership limitations on exercises or conversion, as applicable. The third column lists the ADSs being offered by this prospectus by YA. The fourth column assumes the sale of all of the ADSs offered by YA pursuant to this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder.

We may not issue or sell any ADSs to YA under Purchase Agreement, and YA will not have the right to exercise any portion of its Pre-funded Warrants for ADSs, if such ADSs, when aggregated with all other ADSs and ordinary shares then beneficially owned by YA and its affiliates, would exceed the Ownership Limitation.

Information concerning YA may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary.

The Selling Shareholder is not obligated to sell any of the ADSs offered by this prospectus. Because the Selling Shareholder identified in the table below may sell some or all of the ADSs owned by it that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such securities, no estimate can be given as to the number of securities covered by this prospectus that will be held by the Selling Shareholder.

The Selling Shareholder may sell all, some or none of their ADSs in this offering. See “Plan of Distribution.”

	ADSs Beneficially Owned Prior to Offering			Number of ADSs Owned After the Offering
Selling Shareholder	Number (1)	Percent (2)	Maximum Number of ADSs to be Sold Pursuant to this Prospectus (3)	Number	Percent (3)
YA II PN, LTD (4)	508,723	9.99%	6,465,559	0	0%

(1)
This number represents 386,593 ADSs issued to YA as Initial Equity Shares and 122,130 ADSs issued to the YA as Initial Commitment Shares in consideration for entering into the Purchase Agreement with us, in each case issued upon execution of the Purchase Agreement. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of ADSs beneficially owned prior to the offering all of the ADSs that YA may be required to purchase under the Purchase Agreement, because the issuance of such ADS is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective. In accordance with Rule 13d-3(d) under the Exchange Act, we have also excluded the Subsequent Commitment Shares because they will not be issued within 60 days of the date of this prospectus.

(2)
The Pre-Funded Warrants to purchase 590,446 ADSs held by YA are subject to a 9.99% blocker according to which YA may not exercise any portion of the Pre-Funded Warrants for ADSs, if such ADSs, when aggregated with all other ADSs and ordinary shares then beneficially owned by YA and its affiliates, would result in YA and its affiliates beneficially owning more than 9.99% of the then outstanding ADSs.

(3)
This includes the 488,520 Commitment Shares issued or issuable to YA for which we have not and will not receive any cash proceeds, 386,593 ADSs issued to YA as Initial Equity Shares and 590,446 ADSs issuable upon exercise of the Pre-Funded Warrants as the Initial Equity Issuance for an aggregate of $1 million. Therefore, only 5,000,000 of such ADSs represent ADSs that we may issue and sell to YA for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 36-month period following execution of the Purchase Agreement. Depending on the price per ADS at which we sell the Advance Shares to YA pursuant to the Purchase Agreement, we may need to sell to YA under the Purchase Agreement more ADSs than the resale of which are registered under this prospectus in order to receive aggregate gross proceeds equal to the approximately $25.0 million Commitment Amount under the Purchase Agreement. If we choose to do so and otherwise satisfy the conditions in the Purchase Agreement, we must first register for resale under the Securities Act such additional ADSs. The number of ADSs ultimately offered for resale by YA is dependent upon the number of ADSs we sell to YA under the Purchase Agreement. This assumes that YA (i) will sell all of the ADSs beneficially owned by it that are covered by this prospectus and (ii) does not acquire beneficial ownership of any additional ADSs.

(4)	All investment decisions for YA are made by Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

DESCRIPTION OF SHARE CAPITAL

At our extraordinary general meeting of the shareholders held on May 26, 2025, our shareholders approved the increase of our authorized share capital to NIS 1,600,000,000, divided into (i) 159,994,000,000 registered Ordinary Shares of NIS 0.01 par value each and (ii) 6,000,000 preferred shares of NIS 0.01 par value each.

As of January 21, 2026, there were 51,128,851,000 Ordinary Shares issued and outstanding and no preference shares issued and outstanding. All the Company’s issued and outstanding shares are fully paid. For a description of our Ordinary Shares and ADSs, see our Annual Report on Form 20-F for the year ended December 31, 2024, including Exhibit 2.3, Description of Share Capital, which is incorporated herein by reference.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Each of the ADSs represents 10,000 Ordinary Shares. The ADSs trade on The Nasdaq Capital Market under the symbol “RDHL.”

The form of the Deposit Agreement for the ADSs and the form of American Depositary Receipt that represents an ADS have been incorporated by reference as exhibits to this prospectus.

Fees and Expenses

Persons depositing or withdrawing shares or American Depositary Shareholders must pay:	For:
$5.00 (or less) per 100 American Depositary Shares (or portion of 100 American Depositary Shares)	●	Issuance of American Depositary Shares, including issuances resulting from a distribution of shares or rights or other property
	●	Cancellation of American Depositary Shares for the purpose of withdrawal, including if the Deposit Agreement terminates
$0.05 (or less) per American Depositary Share	●	Any cash distribution to American Depositary Shareholders
A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of American Depositary Shares	●	Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to American Depositary Shareholders
$0.05 (or less) per American Depositary Shares per calendar year	●	Depositary services
Registration or transfer fees	●	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares
Expenses of the Depositary	●	Cable, telex and facsimile transmissions (when expressly provided in the Deposit Agreement)
	●	Converting foreign currency to U.S. dollars
Taxes and other governmental charges the Depositary or the custodian have to pay on any American Depositary Share or share underlying an American Depositary Share, for example, stock transfer taxes, stamp duty or withholding taxes
	●	As necessary
Any charges incurred by the Depositary or its agents for servicing the deposited securities	●	As necessary

The Depositary collects its fees for delivery and surrender of American Depositary Shares directly from investors depositing shares or surrendering American Depositary Shares for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of the distributable property to pay the fees. The Depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

Other material terms and provisions of the ADSs are described under the caption “Description of Share Capital” in this prospectus and are incorporated herein by reference.

History of Share Capital

From February 4, 2025 until the date of this prospectus, we issued 890,001 ADSs to Wainwright under the Wainwright Sales Agreement at a weighted average offering price of $3.85 per ADS for aggregate net proceeds of approximately $3.3 million.

On May 14, 2025, pursuant to an inducement letter we issued to certain investors holding our warrants (the “Existing Warrants”), such investors agreed to exercise for cash their Existing Warrants to purchase an aggregate of 85,778 ADSs at an exercise price of $1.50 per ADS, reduced from a prior exercise price of $18.75 per ADS.

From July 15, 2025 until the date of this prospectus, we issued 2,247,136 ADSs to Alumni Capital LP pursuant to the Any Market Purchase Agreement, dated June 20, 2025 at a weighted average offering price of approximately $1.48 per ADS for aggregate gross proceeds of approximately $3.3 million.

On December 19, 2025, we issued to YA (i) 386,593 ADSs issued as Initial Equity Shares and Pre-Funded Warrants to purchase 590,446 ADSs as part of the Initial Equity Issuance and (ii) 122,130 ADSs issued as Initial Commitment Shares pursuant to the Purchase Agreement.

From January 1, 2022 until the filing of this prospectus, we issued 90,159 ADSs upon the vesting of restricted share units held by our employees, officers, directors and service providers.

For additional information regarding the history of changes to our share capital since December 1, 2022, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources – Financing Activities” in our Annual Report on Form 20-F filed with the SEC on April 10, 2025.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2).

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk is the risk of loss related to changes in market prices, including interest rates and foreign exchange rates, of financial instruments that may adversely impact our financial position, results of operations or cash flows. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

Risk of Interest Rate Fluctuation and Credit Exposure Risk

At present, our exposure to credit risk arises from cash and cash equivalents, deposits with banks, as well as receivable. Some of our liquid instruments are invested in short-term deposits.

We estimate that because the liquid instruments are invested mainly for the short-term and with highly-rated institutions, the credit risk associated with these balances is low. The primary objective of our investment activities is to preserve principal while maximizing the income we receive from our investments without significantly increasing risk and loss.

We are no longer exposed to a material risk of interest rate fluctuation due to the extinguishment of our Credit Agreement with HCRM and the limited cash held in short-term deposits.

Foreign Currency Exchange Risk

Although the U.S. dollar is our functional currency and reporting currency, a portion of our expenses is denominated in NIS and in Euro. Our NIS expenses consist principally of payments to employees or service providers and office-related expenses in Israel. Because only a relatively small portion of our transactions are currently denominated in NIS and Euro and a negligible sum is held in NIS, we do not believe we are subject to a material risk of foreign currency exchange risk.

EXPENSES OF THE OFFERING

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the registration of the ADSs being registered hereby:

EXPENSES	AMOUNT
SEC registration fee	$892.89
Legal fees and expenses	100,000
Accounting fees and expenses	10,000
Miscellaneous	64,655.59
Total	$175,548.48

All amounts in the table are estimates except the SEC registration fee. The Company will pay all of the expenses of this offering.

PLAN OF DISTRIBUTION

On December 19, 2025, we entered into the Purchase Agreement with YA. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, YA is committed to purchase up to $25.0 million in ADSs during the Commitment Period. From time to time, and at our sole discretion, we may present YA with Advance Notices to purchase the ADSs. The ADSs would be purchased pursuant to the Purchase Agreement at a price per ADS price equal to, at our election, (i) 95% of the VWAP of the ADSs on the applicable trading day of delivery of such Advance Notice or (ii) 97% of the lowest daily VWAP for the three consecutive trading days commencing on the day such Advance Notice is deemed delivered.

The ADSs offered by this prospectus are being offered by the Selling Shareholder. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Purchase Agreement to provide customary indemnification to YA.

It is possible that our shares may be sold from time to time by YA in one or more of the following manners:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the ADSs may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the ADSs may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

YA has agreed that, during the term of the Purchase Agreement, neither YA or its affiliates will engage in any short sales or hedging transactions with respect to the ADSs, provided that YA and its affiliates may enter into Permitted Sales.

We have advised YA that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the ADSs covered by this prospectus by the Selling Shareholder. We estimate that our total expenses for the offering will be approximately $0.2 million (excluding the Commitment Shares). As consideration for its irrevocable commitment to purchase the ADSs under the Purchase Agreement, we agreed to issue the Commitment Shares to the Selling Shareholder, calculated as 2% of the Commitment Amount.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co. Certain legal matters with respect to U.S. federal securities law and New York law will be passed upon for us by Haynes and Boone, LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.) (which includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern as described in Note 1(a)(3) to the financial statements), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, many of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because many of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of the procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•
the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts (however, the Israeli courts may waive this requirement following a request by the attorney general);

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;
•	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgment does not impair the security or sovereignty of the State of Israel;
•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;
•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and
•	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

We have irrevocably appointed RedHill Biopharma Inc. as our agent to receive service of process in any action against us in any United States federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov. Our website address is http://www.redhillbio.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file or furnish annual reports and reports of foreign private issuer and other information with the SEC. These filings and other submissions contain important information that does not appear in this prospectus. The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the description of the ADSs and our Ordinary Shares contained in Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 10, 2025;

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, filed with the SEC on April 10, 2025; and

●
our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on January 21, 2025, February 3, 2025, February 4, 2025, February 25, 2025, February 27, 2025, March 12, 2025, March 18, 2025, March 26, 2025, April 1, 2025, April 8, 2025, April 16, 2025, April 17, 2025, April 28, 2025, May 2, 2025, May 5, 2025, May 13, 2025, May 19, 2025, May 27, 2025, June 25, 2025, July 1, 2025, July 21, 2025, August  14, 2025, August 18, 2025 (not including second paragraph of press release), August 20, 2025,  September 29, 2025, October 6, 2025, October 20, 2025, October 21, 2025, October 22, 2025,  November 4, 2025, November 26, 2025, December 1, 2025, December 15, 2025, December 23, 2025, December 31, 2025, January 5, 2026 (other than the fifth paragraph of press release), January 22, 2026, and January 27, 2026, and Form 6-K/A furnished to the SEC on September 5, 2025 (in each case only to the extent provided in such Form 6-K).

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RedHill Biopharma Ltd., 21 Ha’arba’a Street, Tel Aviv 6473921, Israel, Attn: Dror Ben-Asher, telephone number: +972 (3) 541-3131. You may also obtain information about us by visiting our website at www.redhillbio.com. Information contained in our website is included as an inactive textual reference only and is not part of this prospectus. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

REDHILL BIOPHARMA LTD.
UP TO 6,465,559 AMERICAN DEPOSITARY SHARES REPRESENTING 64,655,590,000 ORDINARY SHARES

PROSPECTUS

January 27, 2026